Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FINTECH ACQUISITION CORP.  II,

FINTECH II MERGER SUB INC.,

FINTECH II MERGER SUB 2 LLC,

INTERMEX HOLDINGS II, INC.

and

SPC INTERMEX REPRESENTATIVE LLC

Dated as of December 19, 2017

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3

Exhibits

Exhibit A	Form of First Certificate of Merger
Exhibit B	Form of Second Certificate of Merger
Exhibit C	Form of Merger Sub 1 Bylaws
Exhibit D	Merger Sub 1 Certificate of Incorporation
Exhibit E	Merger Sub 2 Certificate of Formation
Exhibit F	Form of Merger Sub 2 Limited Liability Company Agreement

Annexes

Annex A	Working Capital Methodologies
Annex B	Form of Registration Rights Agreement
Annex C	Form of Stockholder Agreement
Annex D	Voting Agreement
Annex E	Form of Escrow Agreement
Annex F	Form of Parent Equity Compensation Plan

4

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of December 19, 2017, among FINTECH ACQUISITION CORP.  II, a Delaware corporation (“Parent”), FINTECH II MERGER SUB INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), FINTECH II MERGER SUB 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2,” together with Merger Sub 1, the “Merger Subs” and each, a “Merger Sub”),  INTERMEX HOLDINGS II, INC., a Delaware corporation (“Intermex” or the “Company”), and SPC Intermex Representative LLC, a Delaware limited liability company (the “Stockholder Representative”).

WHEREAS, the Company and its subsidiaries are engaged in the business of providing money transfer services to Mexico, Guatemala and other countries in Latin America through a network of authorized agents located in retail establishments in the United States;

WHEREAS, the parties intend to effect the merger of Merger Sub 1 with and into the Company, with the Company continuing as the surviving entity following such merger (such merger, the “First Merger”);

WHEREAS, immediately following the consummation of the First Merger, the parties intend to effect the merger of the surviving entity resulting from the First Merger with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity following such merger (such merger, the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the respective boards of directors or managers, as applicable or other governing bodies of Parent, each Merger Sub and the Company have approved and adopted the form, terms, execution and delivery of this Agreement, the Mergers and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein;

WHEREAS, the parties intend that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, and that this Agreement and the transactions contemplated hereby are fair to the stockholders of Parent from a financial point of view, (ii) resolved to submit this Agreement and the transactions contemplated hereby (including the issuance of Parent Common Stock as Merger Consideration) to the stockholders of Parent for their approval and adoption and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby (including the issuance of Parent Common Stock as Merger Consideration) by the stockholders of Parent;

WHEREAS, the board of directors of Merger Sub 1 has unanimously (i) declared advisable this Agreement and the transactions contemplated hereby (including the First Merger), and (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub 1;

WHEREAS, the board of managers of Merger Sub 2 has unanimously (i) declared advisable this Agreement and the transactions contemplated hereby (including the Second Merger), and (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole member of Merger Sub 2;

WHEREAS, the Company Board shall seek to obtain, in accordance with Section 228 of the Delaware General Corporation Law, as amended (the “DGCL”), a written consent of the Company’s stockholder approving this Agreement, the Mergers and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, as a condition to and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent, the Company and the Specified Stockholders of Parent have entered into and delivered the Voting Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

Section 1.1          Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” means FTI Consulting, Inc.

“Act” means the Limited Liability Company Act of the State of Delaware, as amended from time to time.

“Adjustment Escrow Account” has the meaning set forth in Section 2.8(f).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.8(f).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, Parent and each Merger Sub, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, as it may be amended, modified or supplemented from time to time.

“Ancillary Agreements” means the Employment Agreement, the Registration Rights Agreement, the Stockholder Agreement, the Escrow Agreement and the Voting Agreement.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by a Company Entity or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of such Company Entity or under which such Company Entity or any ERISA Affiliate has any liability.

“Business” shall mean the business of the Company Entities collectively as of the date hereof; and references to “business of the Company”, “Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively as of the date hereof.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Cash” means the aggregate amount of cash and cash equivalents held by the Company Entities, as adjusted for deposits in transit, outstanding checks and other proper reconciling items in accordance with GAAP.

“Cash Merger Consideration” means (i) $92,000,000, plus (ii) the Closing Excess Cash Amount.

“Claim” has the meaning set forth in Section 6.12(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means the sum of all Cash held by the Company Entities as of 12:01 a.m. Eastern time on the Closing Date.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Excess Cash Amount” means either (A) an amount equal to the lesser of (x) (i)  Closing Cash, plus Closing Net Working Capital, minus the Outstanding Revolver Balance  minus (ii) Target Net Working Capital and (y) $10,000,000, provided that in no event shall the Closing Excess Cash Amount be a negative number; or (B) the amount, not less than $0 and not greater than the amount determined in accordance with foregoing clause (A), specified in Parent’s written notice to the Company not less than 2 days prior to the Closing.  For purposes of clarity, if the amount calculated under clause (A)(x) of this definition results in a negative number, then the Closing Excess Cash Amount shall be equal to zero and, if Parent fails to deliver written notice as contemplated in clause (B), the Closing Excess Cash Amount shall be the amount determined in accordance with clause (A) of this definition.

“Closing Indebtedness” means the sum of all Indebtedness of the Company Entities as of 12:01 a.m. Eastern time on the Closing Date, without duplication of any amount included as a liability in the calculation of Closing Net Working Capital or any amount of Reimbursable Transaction Expenses, whether or not paid prior to the Closing Date.

“Closing Net Working Capital” means the Net Working Capital of the Company Entities on a consolidated basis as of 12:01 a.m. Eastern time on the Closing Date, calculated in accordance with the Working Capital Methodologies set forth on Annex A.

“Closing Reimbursable Transaction Expenses” means the sum of all Reimbursable Transaction Expenses as of 12:01 a.m. Eastern time on the Closing Date other than any such Reimbursable Transaction Expenses paid by or behalf of Parent at the Closing.

“Closing Statement” has the meaning set forth in Section 2.8(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law to which a Company Entity is subject.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” means a number of shares of Parent Common Stock equal to (A) the Estimated Equity Value minus the Cash Merger Consideration divided by (B) $10.00.

“Company Acquisition Proposal” has the meaning set forth in Section 6.11(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.2(b).

“Company Charter Documents” has the meaning set forth in Section 4.3.

“Company Credit Agreement” means the Credit Agreement, dated as of August 23, 2017, by and among Intermex, Intermex Holdings, Inc., Intermex Wire Transfer, LLC, the guarantors from time to time party thereto, the lenders from time to time party thereto, and MC Admin Co, as Administrative Agent.

“Company Disclosure Schedules” means the confidential Company Disclosure Schedules delivered by the Company in connection with, and constituting a part of, this Agreement.

“Company Entities” means, collectively, the Company and its Subsidiaries.

“Company Fundamental Representations” has the meaning set forth in Section 7.2(a).

“Company Intellectual Property” means collectively, the Company Software and all Intellectual Property that is owned by any Company Entity.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Company Entity is a party, beneficiary or otherwise bound, but excluding Contracts concerning “off the shelf,” “shrink wrap,” or other commercially available software, in each case, available to the public as of the Closing Date.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority in any jurisdiction, including registered trademarks, copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company’s Knowledge” means the actual knowledge, after due inquiry, of the individuals set forth in Section 1.1(a) of the Company Disclosure Schedules.

“Company Software” means software owned or exclusively licensed by any Company Entity that is utilized in providing products or services to the Company’s customers.

“Company Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Company Supplement” has the meaning set forth in Section 6.22(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.1(a).

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Current Assets” means the current assets (other than Cash) of the Company Entities on a consolidated basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Balance Sheet and calculated in accordance with the Working Capital Methodologies attached as Annex A hereto.

“Current Liabilities” means the current liabilities of Company Entities on a consolidated basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Balance Sheet and calculated in accordance with the Working Capital Methodologies set forth on Annex A, excluding Reimbursable Transaction Expenses accrued but not paid at the determination date.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Parent’s initial public offering payable to the underwriters upon consummation of a business combination.

“Designated Directors” means collectively the directors holding office at Intermex immediately prior to the First Merger Effective Time.

“DGCL” has the meaning set forth in the preamble.

“Disputed Items” has the meaning set forth in Section 2.8(c).

“Dispute Notice” has the meaning set forth in Section 2.8(c).

“D&O Tail Policy” has the meaning set forth in Section 6.7(b).

“Employment Agreement” means the Employment Agreement, dated the date hereof (to be effective upon Closing of the Mergers), between Intermex Holdings, Inc. and Robert Lisy.

“Employment Contracts” has the meaning set forth in Section 4.23.

“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or any other adverse restriction of any kind, including any adverse restriction on use of property or assets or exercise of any other attribute of ownership; provided, however, that any restrictions pursuant to applicable securities law shall not be considered Encumbrances.

“Enterprise Value” means $350,000,000.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Environmental Permits” means any Permits required by applicable Environmental Laws.

“Equity Value” has the meaning set forth in Section 2.7(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Company Entity under Section 414 of the Code.

“Escrow Agent” means Continental Stock Transfer and Trust Company or another escrow agent reasonably acceptable to Parent and the Stockholder Representative.

“Escrow Agreement” has the meaning set forth in Section 2.8(f).

“Estimated Equity Value” has the meaning set forth in Section 2.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Final Adjustment” has the meaning set forth in Section 2.8(e).

“Final Closing Statement” has the meaning set forth in Section 2.8(b).

“Final Determination” has the meaning set forth in Section 2.8(d).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“First Certificate of Merger” has the meaning set forth in Section 2.1(a).

“First Merger” has the meaning set forth in the Recitals.

“First Merger Effective Time” has the meaning set forth in Section 2.2(a).

“Fried Frank” has the meaning set forth in Section 6.13(d).

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Reform Law” has the meaning set forth in Section 4.17(d).

“Indebtedness” means, without duplication and with respect to the Company Entities, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions (in each case to the extent drawn); (g) guarantees made by any Company Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); provided, that Indebtedness shall not include (i) accounts payable to trade creditors; and (ii) Indebtedness owing from one Company Entity to another Company Entity.

“Indemnified Persons” has the meaning set forth in Section 6.7(a).

“Initial Surviving Entity” has the meaning set forth in Section 2.1(a).

“Initial Surviving Entity Common Stock” has the meaning set forth in Section 2.6(a)(ii).

“Insurance Policies” has the meaning set forth in Section 4.21.

“Intellectual Property” means all of the following intellectual property rights, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) copyrightable works of authorship, expressions, designs and design registrations, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (c) inventions, discoveries, trade secrets and know-how, database rights, confidential and proprietary information and all rights therein; and (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Interim Balance Sheet” has the meaning set forth in Section 4.5(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Intermex” has the meaning set forth in the preamble.

“Intermex Common Shares” means the common stock, par value $0.01 per share, of the Company.

“Intermex Management Agreement” means the Management Services Agreement dated as of February 1, 2017 between Stella Point Capital, LP and Intermex Holdings, Inc.

“Law” means any law, statute, directive, ordinance, regulation, rule, writ, judgment, Order, decree or other regulation of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Company Entity holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Leases” has the meaning set forth in Section 4.8(c).

“Ledgewood” has the meaning set forth in Section 3.1.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, or criminal, administrative, civil or governmental audit, subpoena, or investigation.

“Liabilities” has the meaning set forth in Section 4.6.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a), “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which the Company Entities operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any failure of the Company Entities to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures, subject to the other provisions of this definition, shall not be excluded), (v) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of Parent or any Merger Sub; (vi) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; or (vii) the announcement or execution of this Agreement, pendency or completion of the transactions contemplated by this Agreement; provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect (in which case, only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect, and to the extent such change is not otherwise excluded from being taken into account by clauses (i) through (vii) above) on the Company Entities, taken as a whole, compared to other participants in the industries in which any Company Entity conducts the Business.

“Material Contracts” has the meaning set forth in Section 4.13.

“Merger Consideration” means, collectively, the Cash Merger Consideration and the Common Stock Merger Consideration, as adjusted in accordance with this Agreement.

“Merger Sub 1” has the meaning set forth in the preamble.

“Merger Sub 2” has the meaning set forth in the preamble.

“Merger Subs” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in the recitals.

“Money Laundering Laws” has the meaning set forth in Section 4.25(c).

“Money Transfer Change of Control Filings” has the meaning set forth in Section 6.3(a).

“Money Transmitter License” means any license or similar authorization of a Governmental Authority that a Company Entity is required to obtain under any Money Transmitter Requirement to conduct the Business as currently conducted.

“Money Transmitter Requirements” means any and all Laws applicable to the business of transmitting money or other payment or money services businesses.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Net Working Capital” means the amount (which may be a negative or positive number) equal to the (a) the sum of all Current Assets of the Company Entities minus (b) the sum of all Current Liabilities of the Company Entities.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Other Filings” has the meaning set forth in Section 6.8(a).

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Outstanding Revolver Balance” means, as of the date of determination, the aggregate amount outstanding under the Company’s $20,000,000 revolving credit facility under the Company Credit Agreement.

“Parent” has the meaning set forth in the preamble.

“Parent Acquisition Proposal” has the meaning set forth in Section 6.11(b).

“Parent Board” has the meaning set forth in Section 6.21(a).

“Parent Charter and Bylaws Amendment” has the meaning set forth in Section 6.8(b).

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Common Stockholder Redemption Amount” means, as of the date of determination, the aggregate amount of cash necessary to satisfy all Parent Common Stockholder Redemption Elections.

“Parent Common Stockholder Redemption Election” means the election of a holder of shares of Parent Common Stock issued in Parent’s initial public offering to redeem such holder’s shares of Parent Common Stock held by such holder in exchange for cash, in each case, in accordance with Parent’s restated certificate of incorporation and the Registration Statement.

 “Parent D&O Tail Policy” has the meaning set forth in Section 6.14.

“Parent Disclosure Schedules” means the confidential Parent Disclosure Schedules delivered by Parent in connection with, and constituting a part of, this Agreement.

“Parent Equity Compensation Plan” has the meaning set forth in Section 6.8(b).

“Parent Financial Statements” has the meaning set forth in Section 5.6(b).

“Parent Fundamental Representations” has the meaning set forth in Section 7.3(a).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition or assets of Parent, or (b) the ability of Parent to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a), “Parent Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iii) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of the Company; (iv) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; or (v) the announcement or execution of this Agreement, pendency or completion of the transactions contemplated by this Agreement; provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) and (iv) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect (in which case, only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, and to the extent such change is not otherwise excluded from being taken into account by clauses (i) through (v) above) on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent or any of its Subsidiaries conducts its business.

“Parent Representative” has the meaning set forth in Section 2.8(b).

“Parent SEC Documents” has the meaning set forth in Section 5.6(a).

“Parent Stockholder Approval” has the meaning set forth in Section 6.8(b).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.8(a).

“Parent Supplement” has the meaning set forth in Section 6.22(b).

“Parent Transaction Expenses” means the aggregate amount of all reasonable costs, fees and expenses incurred by or on behalf of Parent in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and the preparation, filing, printing and distribution of the Proxy Statement, including the Parent D&O Tail Policy and the fees and expenses of legal counsel, accountants, financial advisors, proxy solicitors, and other representatives and consultants and due diligence and “road show” investor presentation (including travel-related) costs, fees and expenses.

“Parent’s Knowledge” means the actual knowledge, after due inquiry, of any executive officer or director of Parent.

“Permits” means any consent, franchise, approval, permit, filing, authorization, license, order, registration, certificate, exemption, variance and other similar permit or rights obtained from any Governmental Authority necessary for the operations of the Business and all pending applications therefor, but excluding Money Transmitter Licenses.

“Permitted Encumbrances” means (a) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (b) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith, (d) any statutory lien arising in the ordinary course of business by operation of applicable Laws with respect to a liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (e) purchase money Encumbrances securing rental payments under capital lease arrangements, (f) leases for Leased Real Property to which a Company Entity is a party, (g) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the business that do not, individually or in the aggregate, materially interfere with the current use of the Leased Real Property, (h) Encumbrances granted under the Company Credit Agreement, (i) non-exclusive licenses to Intellectual Property granted to third parties in the ordinary course of business, and (j) Encumbrances securing surety bonds incurred in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Press Release” has the meaning set forth in Section 6.9.

“Prospectus” means Parent’s final prospectus dated January 19, 2017.

“Proxy Statement” has the meaning set forth in Section 6.8(a).

“Re-Audited Financial Statements” has the meaning set forth in Section 6.1(b).

“Registration Rights Agreement” means a registration rights agreement among Parent and the Company’s stockholder in substantially the form attached hereto as Annex B.

“Registration Statement” has the meaning set forth in Section 6.8(a).

“Reimbursable Transaction Expenses” means the aggregate amount of all reasonable costs, fees and expenses payable to third parties (including Governmental Authorities) incurred by or on behalf of the Company’s stockholder or Intermex or their respective Affiliates on or before Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the cost of the D&O Tail Policy, the fees and expenses of legal counsel, accountants and other representatives and consultants, due diligence costs, fees and expenses (including reasonable due diligence related travel costs) and the fee in the amount of $1,560,000 payable by Intermex to Stella Point Capital LP (or its designee) in connection with the termination of the Intermex Management Agreement.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” has the meaning set forth in Section 6.12(b).

“Return Amount” has the meaning set forth in Section 2.8(e).

“SEC” means the Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Effective Time” has the meaning set forth in Section 2.2(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Sponsor Agreement” means the agreement described on Section 1.1(a) of the Parent Disclosure Schedules.

“Specified Stockholders of Parent” means each of the Persons set forth in Section 1.1(b) of the Parent Disclosure Schedules.

“Stockholder Agreement” means a shareholders agreement, in substantially the form attached hereto as Annex C.

 “Stockholder Representative” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

“Target Net Working Capital” means an amount equal to $30,997,261.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest, additions to tax or penalties with respect thereto.

“Top Depository Institution” has the meaning set forth in Section 4.24.

“Top Paying Agent” has the meaning set forth in Section 4.24.

“Transaction Form 8-K” has the meaning set forth in Section 6.9.

“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable in connection with the Mergers pursuant to this Agreement.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Treasury Shares” means any Intermex Common Shares or other equity interests in Intermex held in the treasury of the Company.

“Trust Account” has the meaning set forth in 5.14.

“Trust Agreement” has the meaning set forth in Section 5.14.

“Trustee” has the meaning set forth in Section 5.14.

“Unresolved Items” has the meaning set forth in Section 2.8(d).

“Voting Agreement” shall mean that certain Voting Agreement, dated as of the date hereof and attached hereto as Annex D, by and among Parent, the Company, and the Specified Stockholders of Parent.

“Voting Matters” has the meaning set forth in Section 6.8(b).

“Written Consent” has the meaning set forth in Section 6.5.

Section 1.2          Interpretation.

(a)          References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b)         A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c)          References to “$” or “dollars” refer to lawful currency of the United States.

(d)         Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e)          The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” mean “including without limitation”).

(f)           Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(g)         Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(H)         The term “foreign” means non-United States.

ARTICLE II.
THE MERGERS

Section 2.1          The Mergers.

(a)          The First Merger.  Upon the terms and subject to the conditions of this Agreement, at the First Merger Effective Time, pursuant to the provisions of the DGCL, Merger Sub 1 shall be merged with and into Intermex, and the separate corporate existence of Merger Sub 1 shall thereupon cease in accordance with the provisions of the DGCL.  Intermex shall be the surviving entity in the First Merger and shall continue to exist as a direct wholly owned Subsidiary of Parent (the “Initial Surviving Entity”).  The First Merger shall have the effects specified in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Intermex and Merger Sub 1 shall vest in the Initial Surviving Entity, and all debts, liabilities and duties of Intermex and Merger Sub 1 shall become the debts, liabilities and duties of the Initial Surviving Entity.

(b)         The Second Merger.  Upon the terms and subject to the conditions of this Agreement, at the Second Merger Effective Time, pursuant to the provisions of the DGCL and the Act, the Initial Surviving Entity shall be merged with and into Merger Sub 2, and the separate corporate existence of the Initial Surviving Entity shall thereupon cease in accordance with the provisions of the DGCL and the Act.  Merger Sub 2 shall be the surviving entity in the Second Merger and shall continue to exist as a wholly owned Subsidiary of Parent (the “Surviving Entity”).  The Second Merger shall have the effects specified in the DGCL and the Act.  Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Initial Surviving Entity and Merger Sub 2 shall vest in the Surviving Entity, and all debts, liabilities and duties of the Initial Surviving Entity and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.2          Certificates of Merger.

(a)          On the Closing Date, and upon the terms and subject to the conditions of this Agreement, Intermex shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “First Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make or cause to be made all other filings or recordings required under the DGCL.  The First Merger shall be effective at such time and on such date as shall be set forth in the First Certificate of Merger filed with respect thereto in accordance with the DGCL (the “First Merger Effective Time”).

(b)          On the Closing Date, and upon the terms and subject to the conditions of this Agreement, and immediately following the First Merger Effective Time, Merger Sub 2 shall cause a certificate of merger substantially in the form attached hereto as Exhibit B (the “Second Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the Act, and shall make or cause to be made all other filings or recordings required under the DGCL and the Act.  The Second Merger shall be effective at such time and on such date as shall be set forth in the Second Certificate of Merger filed with respect thereto in accordance with the DGCL and the Act (the “Second Merger Effective Time”).

Section 2.3          Organizational Documents; Name of Initial Surviving Entity and Surviving Entity.

(a)         The corporate bylaws and certificate of incorporation of Merger Sub 1 in the forms attached hereto as Exhibit C and Exhibit D, respectively, as amended pursuant to the First Certificate of Merger, shall be the corporate bylaws and certificate of incorporation of the Initial Surviving Entity from and after the First Merger Effective Time and shall continue in full force and effect until further amended in the manner prescribed therein or by the provisions of the DGCL, except that the name of the corporation set forth therein shall be changed to “Intermex Holding Corp.”

(b)         The certificate of formation and limited liability company agreement of Merger Sub 2 in the forms attached hereto as Exhibit E and Exhibit F, respectively, as amended pursuant to the Second Certificate of Merger, shall be the certificate of formation and limited liability company agreement of the Surviving Entity from and after the Second Merger Effective Time and shall continue in full force and effect until further amended in the manner prescribed therein or by the provisions of the Act, except that the name of the limited liability company set forth therein shall be changed to a name that is mutually agreed by Parent and the Company.

Section 2.4          Officers of Initial Surviving Entity; Officers of Surviving Entity.

(a)          The officers of Intermex immediately prior to the First Merger Effective Time shall be the officers of the Initial Surviving Entity and will hold office in accordance with the bylaws of the Initial Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the bylaws of the Initial Surviving Entity and otherwise in accordance with applicable Law.

(b)          The officers of Intermex immediately prior to the Second Merger Effective Time shall be the officers of the Surviving Entity and will hold office in accordance with the limited liability company agreement of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the limited liability company agreement of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.5          Board of Directors of Initial Surviving Entity; Member/Manager of Surviving Entity.

(a)          From and after the First Merger Effective Time, the sole director of Merger Sub 1 shall be the sole director of the Initial Surviving Entity and will continue to hold office in accordance with the bylaws of the Initial Surviving Entity and otherwise in accordance with applicable Law.

(b)         From and after the Second Merger Effective Time, Parent shall be the member/manager of the Surviving Entity in accordance with the limited liability company agreement of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.6          Effect of the Mergers.  Without any action on the part of Parent, any Merger Sub, Intermex, the Initial Surviving Entity or the Company’s stockholder:

(a)          At the First Merger Effective Time:

(i)          all of the Intermex Common Shares issued and outstanding immediately prior to the First Merger Effective Time (except for Treasury Shares and other shares to be cancelled pursuant to Section 2.6(a)(iii)), shall, by virtue of the First Merger and upon the terms and subject to the conditions set forth in this Section 2.6, be cancelled and automatically deemed for all purposes to represent the right to receive a pro rata portion of the Merger Consideration as provided for herein, and the Company’s stockholder shall cease to have any other rights as a stockholder of the Company with respect thereto;

(ii)         each share of common stock, par value $0.01 per share, of Merger Sub 1 issued and outstanding immediately prior to the First Merger Effective Time shall, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1 or the Company, be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Initial Surviving Entity (the “Initial Surviving Entity Common Stock”); and

(iii)        each Intermex Common Share owned by any Subsidiary of the Company and each Treasury Share shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)         At the Second Merger Effective Time, without any action on the part of Parent, Merger Sub 2, the Initial Surviving Entity or the Company’s stockholder:

(i)          each share of Initial Surviving Entity Common Stock outstanding immediately prior to the Second Merger Effective Time shall be cancelled, and no consideration shall be paid with respect thereto; and

(ii)         the limited liability company interests of Merger Sub 2 outstanding immediately prior to the Second Merger Effective Time shall remain outstanding and shall constitute the only outstanding limited liability company interests of the Surviving Entity.

(c)          No certificates or scrip representing a fractional share of Parent Common Stock will be issued to the Company’s stockholder in connection with payment of the Merger Consideration, and to the extent a fractional share of Parent Common Stock is issuable as part of the Common Stock Merger Consideration, such fraction shall be rounded up to one whole share of Parent Common Stock.

Section 2.7          Merger Consideration.

(a)          At the Closing, Parent shall pay and issue (as applicable) the Merger Consideration to the Stockholder Representative or its designees in accordance with the terms and conditions of this Agreement.

(b)         For the purposes of this Agreement, “Equity Value” means an amount equal to (A) the Enterprise Value, plus (B) the amount of Closing Cash, plus (C) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (D) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, minus (E) the amount of Closing Indebtedness, plus (F) the amount of Closing Reimbursable Transaction Expenses.

Section 2.8          Estimated Merger Consideration; Adjustment.

(a)          No later than the close of business of the third (3rd) Business Day preceding the Closing Date, the Company shall provide to Parent a written statement (the “Closing Statement”) setting forth the Company’s good faith estimate, together with related supporting calculations and work papers and back-up materials relating thereto (in the case of work papers and back-up materials, as reasonably requested by Parent), of the Equity Value (“Estimated Equity Value”), together with (i) an estimated consolidated balance sheet of the Company Entities as of 12:01 a.m. Eastern time on the Closing Date, prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, and (ii) the Company’s good faith estimates, together with related supporting calculations of (A) Closing Cash, (B) Closing Net Working Capital calculated in accordance with the Working Capital Methodologies and including the amount by which the Closing Net Working Capital is greater or less than the Target Net Working Capital, (C) Closing Indebtedness, (D) Closing Reimbursable Transaction Expenses, and (E) Closing Excess Cash Amount.  The Closing Statement and all components thereof shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet and with this Agreement.  Parent shall be entitled to review and make reasonable comments to the matters and amounts set forth in the Closing Statement (and the components thereof), and in connection therewith, the Company shall provide Parent and its representatives with reasonable access during normal business hours to the relevant books, records and finance personnel of the Company.  The Company shall consider Parent’s comments to the Closing Statement in good faith prior to the Closing Date, provided that, in the event the Company and Parent are unable to agree on any component of the Closing Statement prior to the Closing Date, the Closing Statement as prepared by the Company (as may have been updated by any mutual agreement of Parent and the Company and including any disputed components thereof in such amounts as included in the Company’s initial Closing Statement) shall control for purposes of the Closing and any payments to be made in connection therewith, including the issuance of the Common Stock Merger Consideration.

(b)         Within 60 days after the Closing Date, James J. McEntee, III, as representative of and on behalf of Parent (the “Parent Representative”) shall prepare or cause to be prepared, at Parent’s expense, and deliver to the Stockholder Representative, together with related supporting calculations and work papers and back-up materials relating thereto (in the case of work papers and back-up materials, as reasonably requested by the Stockholder’s Representative), a written statement setting forth in reasonable detail Parent’s calculation of the Equity Value, together with (i) a consolidated balance sheet of the Company Entities as of 12:01 a.m. Eastern time on the Closing Date, prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, and (ii) Parent’s calculations of (A) Closing Cash, (B) Closing Net Working Capital, (C) Closing Indebtedness, and (D) Closing Reimbursable Transaction Expenses (such statement, together with the balance sheet referred to in clause (i) above and the calculations in clause (ii) above, being herein called the “Final Closing Statement”).  In the event the Parent Representative fails to timely deliver the Final Closing Statement pursuant to and in accordance with the terms hereof, the Closing Statement and all amounts reflected therein shall be deemed final and binding on the parties.

(c)         During the 45-day period immediately following the Stockholder Representative’s receipt of the Final Closing Statement, the Stockholder Representative and its representatives (including its financial advisors, accountants and consultants) will be permitted to review, during normal business hours and upon reasonable notice, Parent’s books and records and the working papers related to the preparation of the Final Closing Statement.  The Final Closing Statement (including the determinations included therein) will become final, binding and conclusive upon Parent, the Surviving Entity and the Stockholder Representative (a) on the 45th day following the Stockholder Representative’s receipt thereof, unless the Stockholder Representative delivers to Parent Representative prior to such 45th day written notice of the Stockholder Representative’s disagreement (a “Dispute Notice”) with any amount or determination set forth in the Final Closing Statement or (b) on such earlier date as the Stockholder Representative notifies the Parent Representative in writing that it does not dispute the Final Closing Statement.  Any Dispute Notice will specify in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”).  If the Stockholder Representative timely delivers a Dispute Notice to the Parent Representative, then the determination of the Equity Value, Closing Cash, Closing Net Working Capital, Closing Indebtedness, and Closing Reimbursable Transaction Expenses will become final, binding and conclusive upon Parent, the Surviving Entity and the Stockholder Representative on the first to occur of (x) the date on which the Parent Representative and the Stockholder Representative resolve in writing all differences they have with respect to the Disputed Items or (y) the date on which all of the Disputed Items that are not resolved by the Parent Representative and the Stockholder Representative in writing are finally resolved in writing by the Accounting Firm in accordance with Section 2.8(d).  The Stockholder Representative shall be deemed to have agreed with any amounts and items contained in the Final Closing Statement to the extent such amounts and items are not raised in the Dispute Notice.

(d)         During the 30 days following delivery of a Dispute Notice, the Parent Representative and the Stockholder Representative will seek in good faith to resolve in writing any differences that they have with respect to all of the Disputed Items.  Unless otherwise agreed by the Parent Representative and the Stockholder Representative, any such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule.  If the Parent Representative and the Stockholder Representative do not reach agreement on all of the Disputed Items during such 30-day period (or such longer period as they shall mutually agree), then at the end of such 30-day (or such longer period as they shall mutually agree) period the Parent Representative and the Stockholder Representative will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to the Accounting Firm to review and resolve such matters.  The parties shall instruct the Accounting Firm (i) not to assign a value to any item in dispute greater than the greatest value or lower than the lowest value assigned by the Parent Representative or the Stockholder Representative, and (ii) to make a final determination (the “Final Determination”) not later than 30 calendar days following submission of the Unresolved Items to the Accounting Firm.  The Final Determination will be final, binding and conclusive on Parent, the Parent Representative, the Company and the Stockholder Representative with respect to the Unresolved Items effective as of the date the Accounting Firm’s written determination is received by the Parent Representative and the Stockholder Representative.  The Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error.  The costs, fees and disbursements of the Accounting Firm shall be paid by the Surviving Entity.

(e)          Upon the determination, in accordance with Sections 2.8(b), (c) and (d) above, of the Final Closing Statement and any Final Determination made, the Equity Value shall be recalculated using the amounts so determined pursuant to Sections 2.8(c) and 2.8(d) above in lieu of the amounts used in the Estimated Closing Statement, and the Cash Merger Consideration will be adjusted by any difference between the Estimated Equity Value and the final Equity Value so determined in accordance with this paragraph (e) (the “Final Adjustment”).  If the final Equity Value is greater than the Estimated Equity Value, then (i) Parent shall pay or cause to be paid the amount of such excess to the Stockholder Representative or its designees and (ii) Parent and the Stockholder Representative shall promptly deliver a joint written instruction to the Escrow Agent to release all of the funds in the Adjustment Escrow Account to the Stockholder Representative or its designees.  If the final Equity Value is less than the Estimated Equity Value (the amount of such difference, the “Return Amount”), then Parent and the Stockholder Representative shall promptly deliver a joint written instruction to the Escrow Agent to release to Parent from the Adjustment Escrow Account the lesser of (x) the Return Amount, and (y) the Adjustment Escrow Amount, it being understood and agreed that Parent’s sole recourse with respect to the Return Amount shall be the funds in the Adjustment Escrow Account.  If any funds remain in the Adjustment Escrow Account after releasing the Return Amount to Parent, Parent and the Stockholder Representative shall promptly deliver a joint written instruction to the Escrow Agent to release such remaining funds in the Adjustment Escrow Account to the Stockholder Representative or its designees.  Any payment required under this paragraph (e) shall be made by wire transfer of immediately available funds within three (3) Business Days after the determination of the Final Adjustment pursuant to this paragraph (e).

(f)          Concurrent with the Closing, Parent will deliver $2,000,000 (such amount, the “Adjustment Escrow Amount”) in immediately available funds into an escrow account (the “Adjustment Escrow Account”), such account to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement substantially in the form of Annex E attached hereto, to be entered into on the Closing Date by Parent, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”).  All fees, costs and expenses of the Escrow Agent will be borne by the Surviving Entity.

Section 2.9          Withholding Rights.  Each of Parent or Merger Sub 1 or anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Merger Consideration payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of any such payment under any applicable tax Law.  Any sum which is withheld as permitted by this Section 2.9 shall be remitted to the appropriate Governmental Authority and Parent shall provide the Stockholder Representative with all appropriate or required reports showing such withholding.  As of the date hereof, Parent is not aware of any such withholding obligation.  Upon becoming aware of any such withholding obligation, Parent shall promptly provide Stockholder Representative with written notice (which notice shall describe the basis for such deduction or withholding), and shall provide the Stockholder Representative with a reasonable opportunity to provide such forms, certificates or other evidence, and reasonably cooperate with the Stockholder Representative, to eliminate or reduce any such required deduction or withholding.  Subject to the foregoing, to the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.10       Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the First Merger Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Parent Common Stock to be issued as Common Stock Merger Consideration shall be appropriately adjusted to reflect such change.

Section 2.11       Taking of Necessary Action; Further Action.  If at any time after the First Merger Effective Time or the Second Merger Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or any of the Merger Subs, the officers and managers of the Surviving Entity will be fully authorized in the name of the Company or any of the Merger Subs, as the case may be, to take and shall take any and all such lawful and necessary action.

ARTICLE III.
CLOSING

Section 3.1          Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall be deemed to take place at the offices of Ledgewood, PC (“Ledgewood”), Two Commerce Square, Suite 3400, 2001 Market Street, Philadelphia, PA 19103, at 10:00 A.M. on such date mutually agreed upon by Parent and the Company falling within five (5) days following the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or on such other date and time and at such other place as Parent and the Company shall mutually agree in writing.  The date of the Closing is herein called the “Closing Date.” For financial accounting and Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 12:01 A.M. (New York City time) on the Closing Date.

Section 3.2          Reimbursable Transaction Expenses.  At the Closing, all of the Reimbursable Transaction Expenses shall be fully paid and funded by Parent, upon receipt of invoices therefor, either (a) in the case of Reimbursable Transaction Expenses that have not been paid as of 12:01 a.m. Eastern time on the Closing Date, directly to the payees thereof, or (b) in the case of Reimbursable Transaction Expenses that have been paid as of 12:01 a.m. Eastern time on the Closing Date, to the Stockholder Representative or its Affiliates or designees (not, for the avoidance of doubt, to Parent, the Surviving Entity or any of their controlled Affiliates) in reimbursement of such Reimbursable Transaction Expenses paid prior to such time.  In connection with the Closing, Parent shall make or cause to be made payment of the Reimbursable Transaction Expenses on the Closing Date in order to discharge the amounts payable thereunder.

Section 3.3          Deliveries and Proceedings at Closing.  Subject to the terms and conditions of this Agreement, at the Closing:

(a)          the Company shall deliver or cause to be delivered the following:

(i)          the certificates evidencing the Intermex Common Shares; and

(ii)         the certificates and other documents required to be delivered pursuant to Section 7.2.

(b)         Parent and the Merger Subs shall deliver or cause to be delivered the following:

(i)          an amount equal to the Cash Merger Consideration minus the Adjustment Escrow Amount, by wire transfer of immediately available funds, to the Stockholder Representative or its designees in accordance with the terms of this Agreement;

(ii)         the Adjustment Escrow Amount to the Escrow Agent for deposit in the Adjustment Escrow Account in accordance with Section 2.8(f);

(iii)        the Common Stock Merger Consideration to the Stockholder Representative or its designees electronically through book entry delivery or, upon written request by the Stockholder Representative, in the form of one or more original stock certificates;

(iv)        the aggregate amount of the Reimbursable Transaction Expenses (to the extent not previously paid by Parent) as directed by the Company in writing prior to the Closing, which shall include the relevant invoices therefor; and

(v)         the certificates and other documents required to be delivered pursuant to Section 7.3.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except with respect to matters set forth in the Company Disclosure Schedules (it being agreed that any matter disclosed in the Company Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to Parent and the Merger Subs as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1          Organization and Qualification; Subsidiaries.  Each Company Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation, as applicable, and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted.  Section 4.1 of the Company Disclosure Schedules sets forth each jurisdiction in which each Company Entity is licensed or qualified to do business, and each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Material Adverse Effect.  Section 4.1 of the Company Disclosure Schedules sets forth all of the Company’s Subsidiaries, and the Company directly or indirectly owns 100% of the outstanding membership and other equity interests of such Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances).  The Company does not own or have any ownership interest in any other Person other than the Subsidiaries set forth on Section 4.1 of the Company Disclosure Schedules.  True and complete copies of the certificate of incorporation, bylaws or other organizational documents of each Company Entity, as amended to the date of this Agreement, have been made available to Parent.

Section 4.2          Authority; Board Approval.

(a)          The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Mergers, adoption of this Agreement by the affirmative vote or consent of the Company’s stockholder (“Company Stockholder Vote”), to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreement to which it is a party or to consummate the Mergers and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Mergers, to the receipt of the Company Stockholder Vote.  The Company Stockholder Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, approve the Mergers and consummate the Mergers and the other transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).  When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)          The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof (except as permitted by Section 6.11) not subsequently rescinded or modified in any way adverse to Parent or the Merger Subs, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of, the Company and the Company’s stockholder, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Mergers, in accordance with the DGCL and the Act, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company’s stockholder for adoption, and (iv) resolved to recommend that the Company’s stockholder adopts the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”).

Section 4.3          No Conflict.

(a)          The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Mergers, do not and will not: (i) subject to, in the case of the Mergers, obtaining the Company Stockholder Vote, conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Mergers, obtaining the Company Stockholder Vote, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 4.3 of the Company Disclosure Schedules, require the consent or notice by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Company Entity is a party or by which any Company Entity is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or Business; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Entity, except with respect to the foregoing clauses (ii), (iii), and (iv) as would not reasonably be expected to have a Material Adverse Effect.

(b)          No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act or any other antitrust law.

Section 4.4          Capitalization.

(a)          The authorized capital stock of the Company consists of 1,000 Intermex Common Shares, of which 10 shares are issued and outstanding as of the date hereof.  Section 4.4(a) of the Company Disclosure Schedules sets forth, as of the date hereof, the name of each Person that is the registered owner of any Intermex Common Shares and the number of Intermex Common Shares owned by such Person.

(b)         Except as disclosed on Section 4.4(b) of the Company Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights or to distribute to holders of any of their respective equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security.  There are no declared or accrued unpaid dividends with respect to any Intermex Common Shares.

(c)          All issued and outstanding Intermex Common Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances other than Permitted Encumbrances.  All issued and outstanding Intermex Common Shares were issued in compliance with applicable Law.

(d)          No outstanding Intermex Common Shares are subject to vesting or forfeiture rights or repurchase by the Company.  There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(e)          All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 4.5          Financial Statements.

(a)          Section 4.5 of the Company Disclosure Schedules sets forth the audited consolidated financial statements of the Company and its Subsidiaries consisting of consolidated statements of financial position as of December 31 in each of the years 2014, 2015 and 2016 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements of the Company and its Subsidiaries consisting of a consolidated statement of financial position as of June 30, 2017 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the six month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes.  The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated.  The consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated statement of financial position of the Company and its Subsidiaries as of June 30, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b)         The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of audited financial statements and to maintain accountability for the assets and (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization.

Section 4.6          Undisclosed Liabilities.  Except as set forth in Section 4.6 of the Company Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, consistently applied, except (a) those which are reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any Contract), (c) obligations of future performance under Contracts, and (d) those which would not be material to the Company Entities, taken as a whole.

Section 4.7          Absence of Certain Changes or Events.

(a)          Except as set forth in Section 4.7(a) of the Company Disclosure Schedules or as reflected in the Interim Financial Statements, since the Interim Balance Sheet Date through the date hereof, each Company Entity has conducted the Business in the ordinary course of business consistent with past practice.

(b)         Other than as set forth in Section 4.7(b) of the Company Disclosure Schedules or as reflected in the Interim Financial Statements, since the Interim Balance Sheet Date through the date hereof, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(i)          event, occurrence or development that has had or would be reasonably expected to have a Material Adverse Effect;

(ii)         amendment of its charter or by-laws or the organizational documents of any of its Subsidiaries;

(iii)        split, combination or reclassification of any shares of its capital stock;

(iv)        issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its or its Subsidiaries’ equity securities;

(v)         declaration or payment of any dividends or distributions on or in respect of any of its capital stock; or redemption, purchase or acquisition of its capital stock;

(vi)        material change in any method of accounting or accounting practice of the Company, except as required by GAAP, securities laws and regulations or PCAOB standards or as disclosed in the notes to the Financial Statements;

(vii)       material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii)     other than under and in accordance with the Company Credit Agreement, incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $250,000 by it or any of its Subsidiaries except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(ix)        except in the ordinary course of business or for write-offs required by GAAP, any transfer, assignment, sale or other disposition of any tangible or intangible assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, in each case, with a value in excess of $250,000 individually or $500,000 in the aggregate;

(x)         transfer, assignment or grant of any exclusive license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(xi)        any capital investment in any other Person in excess of $250,000 individually or $500,000 in the aggregate;

(xii)       any loan to any other Person, other than in the ordinary course of business consistent with past practice;

(xiii)      acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(xiv)      imposition of any material Encumbrance upon any Company properties, capital stock or assets, tangible or intangible;

(xv)       (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $500,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director or consultant;

(xvi)      hiring or promoting any individual as or to be (as the case may be) an officer, or hiring or promoting any employee below officer, except in the ordinary course of business consistent with past practice;

(xvii)     adoption, modification or termination of any: (i) Employment Contract, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a union;

(xviii)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(xix)       entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of an existing line of business;

(xx)        except for the Mergers, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxi)       purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory, services or supplies in the ordinary course of business consistent with past practice;

(xxii)      acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxiii)     action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Parent in respect of any post-Closing Tax period; or

(xxiv)    any Contract to do any of the foregoing.

Section 4.8          Title; Real Property.

(a)          No Company Entity owns a freehold estate in any real property.

(b)         The Company has good and valid title to, or a valid leasehold interest, as applicable, in, all Leased Real Property and material tangible personal property and other material assets reflected in the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.  Except as set forth in Section 4.8(b) of the Company Disclosure Schedules, all such properties and assets (including leasehold interests) are in the possession of or under the control of a Company Entity.

(c)          Section 4.8(c) of the Company Disclosure Schedules lists with respect to each Leased Real Property (i) the street address; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease; and (iii) the current use of such property.  With respect to the Leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the applicable lease, sublease, license or other agreement (including any amendments, modifications or supplements thereto) associated with each Leased Real Property location (the “Leases”).  The Leases are in full force and effect, and are binding and enforceable against each Company Entity that is party thereto and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).  The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property.  The use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.  There are no Legal Proceedings pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.9          Condition and Sufficiency of Assets.  Except as set forth in Section 4.9 of the Company Disclosure Schedules, as of the date hereof, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.10       Intellectual Property.

(a)          Section 4.10(a) of the Company Disclosure Schedules lists all (i) Company IP Registrations, indicating as to each item as applicable: (A) the owner; (B) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of the item, and (D) the dates of application, issuance or registration of the item; (ii) Company Software; and (iii) internet domain names owned by any Company Entity.

(b)          Section 4.10(b) of the Company Disclosure Schedules lists all Company IP Agreements involving annual payments in excess of $250,000.  No Company Entity nor, to the Company’s Knowledge, any other party thereto is in default under, or has provided or received any notice of material breach or default of any Company IP Agreement.

(c)          Except as set forth in Section 4.10(c) of the Company Disclosure Schedules, a Company Entity is the sole and exclusive legal and record owner of all right, title and interest in and to the Company IP Registrations, and has the right to use all other material Intellectual Property used in the conduct of the Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances.  Without limiting the generality of the foregoing, the Company has entered into written agreements with every current and former employee that has contributed material Intellectual Property to the Business, and with every current and former independent contractor that has contributed material Intellectual Property to the Business, whereby such employees and independent contractors: (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) as between the Company and such employee or independent contractor,  acknowledge the Company’s exclusive ownership of all Company Intellectual Property.  The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any material Company Intellectual Property.  To the Company’s Knowledge, the Company’s rights in the Company IP Registrations are valid, subsisting and enforceable.  The Company has taken commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access to Company Intellectual Property to execute written non-disclosure agreements.

(d)         To the Company’s Knowledge, in the past three (3) years the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated or diluted the Intellectual Property of any Person.  To the Company’s Knowledge, in the past three (3) years no Person has infringed, misappropriated or diluted, or is currently infringing, misappropriating or diluting, any Company Intellectual Property.

(e)          Except as set forth in Section 4.10(e) of the Company Disclosure Schedules, no computer software owned, purported to be owned, or developed for use in the Business (including the Company Software) includes, comprises or was developed using any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, or (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons.

(f)          There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company Entities; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property; in each case other than as reasonably expected during the ordinary course of prosecution of such Intellectual Property.  To the Knowledge of the Company, no Company Entity is subject to any Governmental Order that does or would restrict or impair the use of any Company Intellectual Property.

Section 4.11       Privacy and Data Security.

(a)          Privacy Policy.  The Company has a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business which is in any Company Entity’s possession, custody or control, or otherwise held or processed on its behalf and each Company Entity is and has been in compliance with such privacy policy.  The Company has posted a privacy policy in a clear and conspicuous location on all websites owned or operated by the Company Entities.

(b)          Compliance with Privacy and Data Security Laws.  Except as set forth in Section 4.11(b) of the Company Disclosure Schedules, each Company Entity has complied at all times in all material respects with all applicable Laws regarding the collection, retention, use and protection of personal information and there is no claim pending or threatened in writing against any Company Entity regarding any violation of or noncompliance with such applicable Laws.

(c)          Privacy and Data Security Contractual Obligations.  Each Company Entity is in material compliance with the terms of all Contracts to which such Company Entity is a party, if any, relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

(d)          Privacy and Data Security Complaints and Investigations.  Except as set forth in Section 4.11(d) of the Company Disclosure Schedules, no Person (including any Governmental Authority) has commenced any Legal Proceeding relating to any Company Entity’s information privacy or data security practices relating to personal information of consumers, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Company Entity, or, to the Company’s Knowledge, threatened any such Legal Proceeding, or made any complaint, investigation or inquiry relating to such practices.

(e)          Effect of the Transaction.  The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of any Company Entity as it currently exists.

(f)          Security Measures.  The Company has established and implemented programs and procedures that are commercially reasonable, in compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

(g)          Security Breaches and Unauthorized Use.  Except as set forth in Section 4.10(g) of the Company Disclosure Schedules, to the Knowledge of the Company, the Business of the Company Entities has not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information in the possession, custody or control, or any Company Entity or otherwise held or processed on its behalf.

Section 4.12       Software and IT.

(a)          The Company’s Systems are in good working order and condition and are sufficient in all material respects for the purposes for which they are used in the conduct of the Business and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for material software, in each case as necessary for the conduct of the Business as currently conducted.

(b)          To the Knowledge of the Company, in the last three (3) years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company’s Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Systems or the conduct of the Business of the other Company Entities; or (ii) loss, destruction, damage or harm to any Company Entity or any of their operations, personnel, property or other assets.  Each Company Entity has taken all reasonable actions, consistent with industry practices, to protect the integrity and security of the Company’s Systems and the data and other information stored thereon.

(c)          The Company Entities maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 4.13        Contracts.  Section 4.13 of the Company Disclosure Schedules sets forth a complete and accurate list of all of the following Contracts to which any Company Entity is a party or by which it is bound as of the date hereof (such Contracts being “Material Contracts”):

(a)          Contracts for the sale of any of the assets of any Company Entity with a value in excess of $250,000 individually or $500,000 in the aggregate, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course of business;

(b)          Contracts for joint ventures, partnerships or sharing of profits;

(c)          Contracts containing covenants not to compete in any line of business or with any Person in any geographical area;

(d)          Contracts containing covenants not to solicit or hire any Person with respect to employment, except for any such Contracts entered into in the ordinary course with suppliers;

(e)          Contracts entered into during the past three (3) years relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by any Company Entity of any business or a material amount of stock or assets of any other Person;

(f)          Contracts evidencing Indebtedness in excess of $500,000 (whether incurred, assumed, guaranteed or secured by any asset);

(g)          except for standard indemnification provisions in Contracts entered in the ordinary course of business, any Contract under which any Company Entity is required to provide continuing indemnification or a guarantee of obligations of any Person (other than any other Company Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(h)          any Contract under which any Company Entity has advanced or loaned any amount to any of its managers, directors or executive officers and such advance or loan remains outstanding;

(i)           any Contract between any Company Entity, on the one hand, and any of their respective managers, directors or executive officers, on the other hand, other than the Employment Contracts;

(j)           the Employment Contracts;

(k)          collective bargaining agreements or Contracts;

(l)           Contracts with suppliers of any Company Entity that involve contractual commitments by a Company Entity to make annual payments in excess of $250,000 per year and that cannot be canceled by a Company Entity without penalty or without more than thirty (30) days’ notice;

(m)         other than agreements with third-party paying agents that are owned by a Governmental Authority, any Contract with a Governmental Authority in excess of $100,000;

(n)          any Contract under which any Company Entity is obligated to make any capital commitment or expenditure in excess of $250,000 in any twelve month period;

(o)          Contracts with each of the Top Paying Agents and the Top Depository Institutions;

(p)          Any Contract with a bank or other provider of transaction processing or settlement services for the funding of transfers initiated through services provided by the Company or its Subsidiaries; and

(q)          other Contracts (other than those listed in clauses (a) through (p) of this Section 4.14 and other than the Employment Contracts) (A) that involve aggregate consideration in excess of $250,000 per year, and (B) that cannot be canceled by the Company without penalty or without more than 30 days’ notice.

Except as set forth in Section 4.13 of the Company Disclosure Schedules, each Material Contract is valid, binding and enforceable on the applicable Company Entity in accordance with its terms and, to the Company’s Knowledge, each other party thereto (assuming the valid execution by such party), and is in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  No Company Entity, nor to the Company’s Knowledge, any other party thereto is in breach of or default under in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract.  To the Company’s Knowledge, as of the date hereof, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default in any material respect under any Material Contract by the Company Entity party thereto.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Parent.

Section 4.14        Litigation.  Except as set forth in Section 4.14 of the Company Disclosure Schedules, as of the date hereof, there are, and during the past two (2) years there have been, no Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing (a) against any Company Entity or any of their respective officers or directors in their capacities as such, that if determined adversely would result in Liabilities that are material to the Company Entities, taken as a whole, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, at law, in equity or otherwise.  Except as set forth in Section 4.14 of the Company Disclosure Schedules, as of the date hereof, there are no outstanding Governmental Orders that would reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

Section 4.15        Compliance with Laws; Permits.

(a)          Each Company Entity is now, and for the past three (3) years has been, in compliance with all Laws applicable to it or its Business, properties or assets except for such non-compliance that has not and would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

(b)          As of the date hereof (i) all Permits required for the Company Entities to conduct the Business have been obtained and are valid and in full force and effect; (ii) all fees and charges with respect to such Permits as of the date hereof have been paid in full; (iii) Section 4.15 of the Company Disclosure Schedules lists all current Permits issued to the Company Entities, including the names of the Permits and their respective dates of issuance and expiration; and (iv) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15 of the Company Disclosure Schedules, except in the case of  clause (i), clause (ii) and clause (iv) as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

Section 4.16        Environmental Matters.  Except as set forth in Section 4.16 of the Company Disclosure Schedules:

(a)          Each Company Entity is currently in compliance, in all material respects, with all Environmental Laws (including obtaining any Environmental Permits required for its operations) and has not received from any Person any: (i) Environmental Claim (and, to the Company’s Knowledge, no such Environmental Claim is threatened); or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved.

(b)          To the Company’s Knowledge, no real property currently owned or leased by any Company Entity is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act, or any similar state list.

(c)          To the Company’s Knowledge, there has been no Release of Hazardous Substances in contravention of Environmental Law with respect to the Business at any Company Entity or on any real property currently owned or leased by any Company Entity, and in the past three (3) years, no Company Entity has received a written notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substance; in each case, which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Company Entity.

(d)         To the Company’s Knowledge, (i) no Company Entity owns or operates any active or abandoned aboveground or underground storage tanks in violation in any material respect of any applicable Environmental Law; (ii) none of the Company Entities uses any off-site Hazardous Substance treatment, storage or disposal facilities or locations in violation of, or reasonably likely to result in liability under, any applicable Environmental Law; and (iii) none of the Company Entities possess any environmental reports, studies, audits, sampling data, site assessments or any other similar documents pertaining to any of the Leased Real Property.

(e)          No Company Entity has retained or assumed, by contract or, to the Company’s Knowledge, operation of Law, any ongoing material liabilities or obligations of third parties under Environmental Law.

Section 4.17        Employee Benefit Matters.

(a)          Section 4.17(a) of the Company Disclosure Schedules sets forth a list of each Benefit Plan.

(b)          As applicable with respect to the Benefit Plans, the Company has delivered to Parent, true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter, (iv) the three (3) most recently filed annual reports (Form 5500 and all schedules thereto), (v) the three (3) most recent summary annual reports, financial statements and trustee reports, and (vi) all records, notices and filings made, or received, by the Company Entities or any ERISA Affiliate during the last three (3) years concerning IRS or DOL audits or investigations and non-exempt “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)          Each Company Entity and each ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans.  Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code.  Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter from the IRS to the effect that such plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and each such Benefit Plan is so qualified and exempt from federal income taxes.

(d)          Each Company Entity and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.  Each Benefit Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable.  With respect to any Benefit Plan, no Company Entity or any ERISA Affiliate has sought reimbursement under the retiree reinsurance program provided for in the Healthcare Reform Law.

(e)          Except as set forth in Section 4.17(e) of the Company Disclosure Schedules, all payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) and 501(a) of the Code or through an insurance contract, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected in the Audited Financial Statements (if such accrual is required by GAAP).

(f)           No Company Entity, nor any ERISA Affiliate, or, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, any Company Entity, any ERISA Affiliate, any Merger Sub, the Initial Surviving Entity, the Surviving Entity or Parent or any of its Affiliates to a tax, penalty or liability for a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g)          No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.  No asset of any Company Entity, and no asset of any ERISA Affiliate which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 302(F), Code Section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h)          No Company Entity nor any ERISA Affiliate thereof has ever contributed to or been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, nor does any Company Entity or any ERISA Affiliate thereof have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

(i)           No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a plan qualified under Section 401(a) of the Code.

(j)           The execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (i) result in any payment becoming due to any employee, former employee, director, officer, agent or independent contractor of the Company Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) limit the right to merge, amend or terminate any Benefit Plan.  No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director, officer, agent or independent contractor of the Company Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code.  No such employee, former employee, director, officer, agent or independent contractor of the Company Entities has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

(k)          There are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and, to the Company’s Knowledge, no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to the Company’s Knowledge, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l)           Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.

(m)         No Company Entity or any ERISA Affiliate thereof has any commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan).  No Company Entity or any ERISA Affiliate thereof has any commitment to establish any new benefit plan, program or arrangement.

Section 4.18        Taxes.  Except as set forth in Section 4.18 of the Company Disclosure Schedules:

(a)         All income and other material Tax Returns required to be filed by the Company have been timely filed (giving effect to all extensions).  Such Tax Returns are true, complete and correct in all material respects.  All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)         The Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)          In the past three (3) years, no written claim has been made by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company, which extension or waiver is still in effect.

(e)          The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before September 30, 2017 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.  The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company.

(f)          Section 4.18 of the Company Disclosure Schedules sets forth:

(i)          the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; and

(ii)         those taxable years for which examinations by any Tax Authority are presently being conducted.

(g)         All deficiencies asserted, or assessments made, against the Company as a result of any completed examinations by any Tax Authority have been fully paid.

(h)         The Company is not a party to any Legal Proceeding by any Tax Authority.  There is no pending or threatened Legal Proceedings by any Tax Authority.

(i)           The Company has delivered to Parent copies of all federal and material state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2014.

(j)           There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(k)          The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(l)           No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to the Company.

(m)         The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company).  The Company has no Liability for Taxes of any Person (other than a Person that is a member of a group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(n)         The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of:

(i)          any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing;

(ii)         an installment sale or open transaction occurring prior to the Closing;

(iii)        a prepaid amount received on or before the Closing;

(iv)        any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, executed prior to the Closing; or

(v)         any election under Section 108(i) of the Code filed prior to the Closing.

(o)         The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)         The Company is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(q)         Section 4.18 of the Company Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.  The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.  The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(r)           No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(s)          None of the Company Entities has taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.19        Employee Relations.

(a)          Except as set forth in Section 4.19(a) of the Company Disclosure Schedules, no Company Entity is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement; (ii) a party to, involved in, the subject of, or to the Company’s Knowledge, threatened by, any labor dispute, unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Company Entity is or would be a party.  No Company Entity has experienced any strike, lockout, slowdown or work stoppage at any time, nor, to the Company’s Knowledge, is any such action threatened.  There is not pending, nor has there ever been, any union election petition, demand for recognition, or, to the Company’s Knowledge, union organizing activity by or for the benefit of the employees of any Company Entity or otherwise affecting any Company Entity.

(b)          Each Company Entity has been and is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, discrimination and retaliation, immigration, and the payment and withholding of Taxes.  No Company Entity has been or is engaged in any unfair labor practice.  Except as set forth in Section 4.19 of the Company Disclosure Schedules, there are no pending or to the Company’s Knowledge, threatened, claims against any Company Entity (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of a Company Entity (including by any Governmental Authority) on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, including the Worker Adjustment and Retraining Notification (WARN) Act and any similar state, local or foreign law, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulation relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any regulation relating to minimum wages or maximum hours of work, (xi) discrimination, retaliation or any other violation of any Law relating to fair employment practices or equal employment opportunities, or (xii) any violation of any other Law relating to labor, employment or employment practices, and no Company Entity is aware of any such claims which have not been asserted.

(c)          Each Company Entity has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all employees, leased employees, agents, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to each Company Entity.  Except as set forth in Section 4.19(c) of the Company Disclosure Schedules, the employment of each employee of a Company Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law or under an Employment Contract.

Section 4.20       Transactions with Related Parties.  Except for agreements related to employment with Company Entities, and except as set forth in Section 4.20 of the Company Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of any Company Entity, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Company Entity).

Section 4.21        Insurance.

(a)          Section 4.21(a) of the Company Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance of which any Company Entity is the owner, insured or beneficiary or covering any of the assets of any Company Entity as of the date hereof (the “Insurance Policies”), copies of which have been made available or previously delivered to Parent.  As of the date hereof, (i) all premiums due and payable with respect to such Insurance Policies have been paid, (ii) the Insurance Policies are in full force and effect, (iii) no Company Entity has received any written notice of cancellation or non-renewal thereunder, (iv) in the past two (2) years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, and (v) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last two (2) years.

(b)          Except as set forth in Section 4.21(b) of the Company Disclosure Schedules: (i) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; and (ii) there are no outstanding claims under such Insurance Policies as of the date hereof.

Section 4.22       Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangement made by or on behalf of any Company Entity.

Section 4.23        Employment Contracts; Compensation Arrangements; Officers and Directors.  The Company has provided to Parent a schedule setting forth a complete and correct list of all Contracts to which any Company Entity is a party or by which it is bound providing for the employment of any individual on a full-time or part-time basis or the retention of any independent contractor or consultant whose annual compensation is in excess of $250,000, and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”).

Section 4.24        Top Paying Agents and Depositary Institutions.

Section 4.24 of the Company Disclosure Schedules sets forth a correct and complete list of (a) the top 10 third-party paying agents of the Company Entities (based on fees generated during the 12 months immediately preceding the date of this Agreement) (each a “Top Paying Agent”) and (b) the five (5) largest financial institutions that act as a depositary for remitting funds for the Business (based on the aggregate funds remitted or held on behalf of the Company Entities during the 12 months immediately preceding the date of this Agreement) (each a “Top Depository Institution”).  As of the date hereof, the Company has not received any written or oral notice (in the case of any oral notice, to the Company’s Knowledge) from any Top Paying Agent or Top Depositary Institution terminating its relationship with the Company or any of its Subsidiaries or materially reducing or, to the Company’s Knowledge, threatening to terminate or materially reduce, the volume or types of business it conducts with the Company Entities.  To the Company’s Knowledge, no Top Paying Agent has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.  Except as set forth on Section 4.24 of the Disclosures Schedules, each third-party paying agent of the Company Entities has entered into an Agency Agreement with one or more of the Company Entities in substantially the form attached to Section 4.24 of the Disclosures Schedules.

Section 4.25        Regulatory Compliance.

(a)          For the past three (3) years, none of the Company Entities, nor to the Company’s Knowledge, any of their respective directors, officers, employees, or other persons acting on behalf of any Company Entity: (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has made, directly or indirectly, any unlawful contribution or payment to any official of, or any employee of, or other person acting on behalf of any foreign Governmental Authority, or any candidate for foreign political office, from corporate funds; (iii) has made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) has taken any action, directly or indirectly, that would result in a violation by such persons of any FCPA Laws to which the Company Entities are subject.

(b)          For the past three (3) years, no Company Entity has made voluntary disclosures to any Government Authorities under any FCPA Laws, or received written notice of any enforcement actions or threats of enforcement actions against it under any FCPA Laws, and no Governmental Authority has notified any Company Entity in writing of any actual or alleged violation or breach by it.  No Company Entity is party to any Legal Proceedings relating to any Company Entity’s compliance with applicable FCPA Laws.  Each of the Company Entities has instituted and maintains policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c)          The operations of the Company Entities are and for the past three (3) years have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of other jurisdictions where the Company Entities conduct the Business, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no Legal Proceeding by or before any court or Governmental Authority involving the Company Entities, or, to the Company’s Knowledge, any employee or other Person acting on behalf of the Company Entities, with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

(d)          None of the Company Entities nor, to the Company’s Knowledge, any director, officer, employee, affiliate or representative of the Company Entities, is currently subject to any U.S. sanctions administered by OFAC or any similar sanctions imposed by any other Governmental Authority to which any of the Company Entities is subject.

Section 4.26        Power of Attorney.  No Person holds a power of attorney to act on behalf of any Company Entity.

Section 4.27        Parent Common Stock.  No Company Entity owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

Section 4.28        Information Supplied.  The information relating to the Company Entities furnished by or on behalf of the Company Entities in writing for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of a Company Entity to Parent or its counsel prior to such mailing date pursuant to Section 6.8 hereof.  Notwithstanding the foregoing, the Company Entities make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Parent or the Merger Subs for inclusion or incorporation by reference in the Proxy Statement, or (b) any projections or forecasts included in the Proxy Statement.

Section 4.29        Books and Records.  The minute books and stock record books of each Company Entity, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices.  Subject to the preceding sentence, the minute books of each Company Entity contain accurate and complete records, in all material respects, of all meetings, and actions taken by written consent of, the respective, stockholders or members, board of directors and any committees thereof, as applicable, and no meeting, or action taken by written consent, of any such stockholders, members, board of directors or committee, as applicable, has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of such books and records will be in the possession of the Company Entities.

Section 4.30        Licensing.  Section 4.30 of the Company Disclosure Schedules sets forth, as of the date hereof, (a) each jurisdiction in which the Company or any of its Subsidiaries holds any Money Transmitter License, (b) each jurisdiction in which the Company or any of its Subsidiaries has applications pending for any Money Transmitter License and (c) each jurisdiction in which the Company or any of its Subsidiaries operates without a Money Transmitter License and pursuant to a contract or other arrangement with a third party agent.  Except as has not had, individually or in the aggregate, a material adverse impact on the Company Entities, taken as a whole, since January 1, 2014, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice or other written communication from any Governmental Authority regarding: (i) any violation of or failure to comply with any term or requirement of any Money Transmitter License; (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Money Transmitter License; or (iii) any denial of, or failure to obtain or receive, any Money Transmitter License, for which a Company Entity has applied as of the date hereof.

Section 4.31        No Other Representations or Warranties.  The Company and its Affiliates are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of the Company hereunder. It is understood that any financial estimate, forecast, projection or other prediction and all other information or materials in respect of the Business, the Company or its assets that have been or shall hereafter be provided by or on behalf of the Company or the Company’s stockholder to Parent or any of its Affiliates or its or their respective representatives, whether written or oral, are not, and shall not be relied upon as or deemed to be, representations and warranties of the Company or any of its Affiliates or representatives, except to the extent expressly provided in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of the Company hereunder.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except with respect to matters set forth in the Parent Disclosure Schedules (it being agreed that any matter disclosed in the Parent Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), Parent and each Merger Sub jointly and severally represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1          Organization.  Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, and, subject to, in the case of the consummation of the Mergers, adoption of this Agreement by obtaining the Parent Stockholder Approval, has full requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Merger Sub 1 is a corporation wholly owned by Parent that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Merger Sub 2 is a limited liability company wholly owned by Parent that is duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 5.2          Authorization.  The execution, delivery and performance by Parent and each Merger Sub of this Agreement, and each Ancillary Agreement to which it is a party, and the consummation by Parent and each Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and each Merger Sub and no other corporate or limited liability company proceedings on the part of Parent or any Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Mergers and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Mergers, to the receipt of the Parent Stockholder Approval.  This Agreement has been duly executed and delivered by each of Parent and the Merger Subs, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and the Merger Subs enforceable against Parent and each Merger Sub in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).  When each Ancillary Agreement to which Parent or any Merger Sub is or will be a party has been duly executed and delivered by Parent or such Merger Sub, as applicable, (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Parent and such Merger Sub enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 5.3          No Conflict.  Except as set forth in Section 5.3 of the Parent Disclosure Schedules, assuming the Parent Stockholder Approval is obtained and the effectiveness of the Parent Charter and Bylaws Amendment, the execution, delivery, and performance by Parent and each Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or such Merger Sub is a party, and the consummation by Parent and the Merger Subs of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Parent or any Merger Sub, (ii) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or any Merger Sub or (iii) result in a violation or breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration or create in any party the right to accelerate, terminate or modify, or require the consent of any third party under any provision of, any Contract to which Parent or any Merger Sub is a party or by which it may be bound, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or any Merger Sub; except in the case of clauses (i) and (iii) for violations that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4          Consents.  Except as set forth in Section 5.4 of the Parent Disclosure Schedules and for the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the Securities Act, the Exchange Act and the HSR Act and any other applicable antitrust law, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or any Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions or the taking of any other action contemplated hereby and thereby.

Section 5.5          Opinion of Financial Advisor; Brokers.

(a)          The Parent Board has received the opinion of BTIG, LLC, financial advisor to Parent, to the effect that, as of the date of such opinion, subject to the various assumptions, limitations and qualifications set forth therein, the Merger Consideration to be paid pursuant to the Merger is fair from a financial point of view to the holders of the Parent Common Stock. A copy of the written opinion received by the Parent Board will be provided to the Company by Parent promptly following the Parent Board’s receipt of such opinion.

(b)          Except for Cantor, Fitzgerald & Co., Northland Securities, Inc., JMP Securities LLC and BTIG, LLC (each of whose fees will be paid by Parent), neither Parent nor any Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from the Company, Parent or any Merger Sub upon consummation of the transactions contemplated by this Agreement.

Section 5.6          SEC Filings.

(a)          Parent has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”).  As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The Parent SEC Documents contain true and complete copies of the (i) audited balance sheets as of December 31, 2016 and December 31, 2015, and statements of operations, cash flows and stockholders’ equity (deficit) of Parent for the period commencing on May 28, 2015 through December 31, 2016, together with the auditor’s report thereon, and (ii) unaudited balance sheets and statements of operations, cash flows and stockholders’ equity of Parent for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017 ((i) and (ii) together, the “Parent Financial Statements”).  Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of operations and cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.  The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c)          (i) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer by others within Parent, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) since January 19, 2017, Parent has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(d)          There are no liabilities of Parent or any Merger Sub, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the balance sheet included in the Form 10-Q filed by Parent for the quarter ended September 30, 2017, (ii) incurred in the ordinary course of business since September 30, 2017, (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) which are not material, individually or in the aggregate, to Parent.  There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act involving Parent.  Parent and the Merger Subs do not have any Indebtedness.

(e)          Since September 30, 2017, (i) Parent has not received any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any compliant, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or its officers, directors or employees to the board of directors of Parent or any committee thereof or to any director or officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

Section 5.7          Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Parent consists of 35,000,000 shares of Parent Common Stock, of which 23,893,333 shares are outstanding; 5,000,000 shares of preferred stock, par value $0.0001 per share, none of which are outstanding, and 8,960,000 Warrants to purchase 8,960,000 shares of Parent Common Stock which are issued and outstanding.  All shares of Parent Common Stock are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.    Except as set forth in this Section 5.7(a), there are no outstanding shares of capital stock of or other voting securities or ownership interests in Parent.

(b)          Parent owns all of the issued and outstanding shares of capital stock (or other securities) of each of Merger Sub 1 and Merger Sub 2.  Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or any Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or any Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein.  The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of either Parent or any Merger Sub, other than Encumbrances created by the Company.  Except as described in the Parent SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or any Merger Sub, on the one hand and any Person on the other hand with respect to the capital stock of Parent or any Subsidiary of Parent, including the Merger Subs.  Neither Parent, nor any Merger Sub owns, directly or indirectly, any stock or other equity interest of any other Person.

(c)          The shares of Parent Common Stock to be issued pursuant to this Agreement, assuming the Parent Stockholder Approval is obtained and the effectiveness of the Parent Charter and Bylaws Amendment, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d)          Except as described in the Parent SEC Documents, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent or any of its Subsidiaries.  All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of Parent were undertaken in compliance with the Parent’s charter documents then in effect, any agreement to which Parent is a party (as disclosed in the Parent SEC Documents) and in compliance with applicable Law.

Section 5.8          Litigation.  There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened, against Parent or any Merger Sub at law, in equity or otherwise, or in, before, or by, any Governmental Authority. There are no material judgments or outstanding orders, injunctions, decrees, stipulations or awards against Parent or any Merger Sub.

Section 5.9          Compliance with Laws.  The business of Parent and Merger Subs has been conducted in all material respects in accordance with all applicable Laws. Neither Parent nor any Merger Sub has received any written notice of any violation of Law.

Section 5.10        NASDAQ Listing.  Since January 19, 2017, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.  The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ.  There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ, the SEC or the Financial Industry Regulatory Authority to prohibit, suspend or terminate the listing of the Parent Common Stock on NASDAQ.  Parent has taken no action designed to terminate the registration of Parent Common Stock.

Section 5.11        Pro Forma Capitalization of Parent.  Section 5.11 of the Parent Disclosure Schedules sets forth the pro forma capitalization of Parent after giving effect to the Mergers, the terms of all other mergers and/or acquisitions to which Parent or any of its Subsidiaries is a party, and the financing of such other transactions (assuming all such transactions are consummated in accordance with the terms thereof and without giving effect to any Parent Common Stockholder Redemption Election).  Except as set forth in Section 5.11 of the Parent Disclosure Schedules or in the Parent SEC Documents, immediately following the Closing, neither Parent nor any Subsidiary of Parent will have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or any Subsidiary of Parent, or subscriptions, warrants, options, rights (including pre-emptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating Parent or any Subsidiary of Parent to issue or dispose of any of its respective equity securities or any other ownership interest in Parent or any of its Subsidiaries.

Section 5.12       Transactions with Related Parties.  Except as set forth in Section 5.12 of the Parent Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.13        Board Approval; Stockholder Vote.  The board of directors of Parent and each of the Merger Subs (including any required committee or subgroup of the board of directors of each such Person) has unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of Parent and each of the Merger Subs (as applicable) and the stockholders of Parent and each of the Merger Subs (as applicable). Other than the approval of the Voting Matters, no other corporate proceedings on the part of Parent or any of the Merger Subs are necessary to approve the consummation of the transactions contemplated hereby.

Section 5.14       Trust Account.  Parent has made available to the Company a true, correct and complete copy of the fully executed Investment Management Trust Agreement (the “Trust Agreement”), dated as of January 19, 2017, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”).  Parent has at least $175,000,000 in the account established by Parent for the benefit of certain stockholders of Parent and the underwriter of Parent’s initial public offering (the “Trust Account”), with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement.  The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.  There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriter of Parent’s initial public offering and (B) holders of Parent Common Stock who have elected to redeem their Parent Common Stock in accordance with the Parent’s charter documents) to any portion of the proceeds in the Trust Account.  Prior to the Closing, none of the funds held in the Trust Account may be released, except to pay income taxes from any interest earned in the Trust Account and to redeem Parent Common Stock in accordance with the provisions of Parent’s charter documents. There is no Legal Proceeding pending, or to Parent’s Knowledge, threatened with respect to the Trust Account.

Section 5.15       Information Supplied.  The information relating to Parent and the Merger Subs furnished by or on behalf of Parent and the Merger Subs in writing for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of Parent to the Company or its counsel prior to such mailing date pursuant to Section 6.8 hereof.  Notwithstanding the foregoing, Parent and the Merger Subs make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company Entities for inclusion or incorporation by reference in the Proxy Statement, or (b) any projections or forecasts included in the Proxy Statement.

Section 5.16       Financial Capability.  The amounts to be contributed to Parent from the Trust Account constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient to permit Parent to fund the Cash Merger Consideration.  The obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 5.17        Taxes.  Neither Parent nor any of its Subsidiaries has taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.18        Organization of Merger Subs.  Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

Section 5.19        Disclaimer of Other Warranties.  PARENT AND MERGER SUBS HEREBY ACKNOWLEDGE THAT (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUBS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUBS IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER AND (B) OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUBS IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT OR MERGER SUBS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND EACH MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER.  EACH OF PARENT AND EACH MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND EACH MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER.

Section 5.20        No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR ANY MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, ANY MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

ARTICLE VI.
COVENANTS AND AGREEMENTS

Section 6.1          Access to, and Information of, the Company; Financial Statements of the Company.

(a)          From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, subject to applicable Law, the Company shall: (i) permit Parent and each Merger Sub and their respective advisers and other representatives to have reasonable access to the Company’s properties and facilities, books and records, Contracts and other documents and data related to the Company Entities; and (ii) furnish, or cause to be furnished, to Parent any financial and operating data and other information (including Tax information) with respect to any Company Entity as Parent shall from time to time reasonably request; provided, however, that any such access or furnishing of information shall be (x) upon no less than two Business Days prior written notice from Parent to the Company and (y) conducted at Parent’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of each of the Company Entities. No information provided to or obtained by Parent pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Parent, or act as a waiver or otherwise affect the representations or warranties of the Company in this Agreement.  All information provided to or obtained by Parent heretofore or hereafter, including pursuant to this Section 6.1 or pursuant to the Company Disclosure Schedules, shall be held in confidence by Parent in accordance with and subject to the terms of the Non-Disclosure Agreement, dated July 11, 2017, between Parent and the Company (the “Confidentiality Agreement”) and nothing herein shall modify or limit the obligations of Parent set forth therein. Notwithstanding anything herein to the contrary, the Company shall not be required to take any action, provide any access or furnish any information that the Company in good faith reasonably believes would be reasonably likely to (A) cause or constitute a waiver of the attorney-client or other privilege or (B) violate any Contract to which the Company or any Company Entity is a party or bound, provided, that the parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (A) and (B) above.

(b)          The Company shall use commercially reasonable best efforts to deliver to Parent, as soon as practicable, but in no event later than February 28, 2018, copies of audited financial statements of the Company and its Subsidiaries for the fiscal years ended December 31, 2016, 2015 and 2014, consisting of consolidated statement of financial position as of such dates and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the period then ended, audited by BDO USA, LLP (the “Re-Audited Financial Statements”).  The Re-Audited Financial Statements will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.  The Re-Audited Financial Statements will be based on the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates they are prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated.

Section 6.2          Conduct of Business by the Company.  From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except as otherwise provided in this Agreement, required by Law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.2 of the Company Disclosure Schedules, the Company shall, and shall cause each Company Entity to, operate the Business in all material respects in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve their respective properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, agents, lenders, regulators and any other Persons having a material business relationship with any Company Entity and to maintain in full force and effect the Insurance Policies, subject to variations required in the ordinary course of business.  Without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall not, and shall cause each other Company Entity not to, take or permit any action described in Section 4.7(b) to occur.

Section 6.3          Further Assurances.

(a)          Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause or be made, all filings and submissions required under any applicable Law to consummate the transactions contemplated hereunder (including those under the HSR Act); and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements (including those required by applicable Money Transmitter Requirements with respect to Money Transmitter Licenses of the Company or its Subsidiaries (the “Money Transfer Change of Control Filings”)).  In the case of any filings required under the HSR Act, each party shall make such filings in no event later than 15 Business Days from the execution of this Agreement, and any filing fees associated therewith shall be paid by Parent and such initial filings shall request early termination of any applicable waiting period under the HSR Act.  Each party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  Each party agrees not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed.  With respect to the Money Transfer Change of Control Filings, each of Parent, the Merger Subs and the Company agrees to use its reasonable best efforts and cooperate with the other parties (A) in timely making inquiries with Governmental Authorities regarding the Money Transfer Change of Control Filings, (B) in determining if any Money Transfer Change of Control Filings are not required by Governmental Authorities, and (C) in timely making all Money Transfer Change of Control Filings (except with respect to such jurisdictions where the parties agree that a Money Transfer Change of Control Filing is not required).  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Money Transfer Change of Control Filings or any other required consents, authorizations, orders and approvals that, if not received, would have or would reasonably be expected to have, a material adverse impact on the business of the Company Entities, taken as a whole.

(b)          Subject to the terms and conditions set forth herein and to applicable Law, the Company and Parent shall cooperate and use their respective reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.2 and Section 4.3 of the Company Disclosure Schedules.

(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use its reasonable best efforts to (i) respond to any inquiries by any Governmental Authority as promptly as practicable regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement; and (ii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted.  The Company shall not, and shall cause the Company Entities not to conduct the Business other than in the ordinary course consistent with past practice, and no party shall, and each party shall cause its Affiliates not to, directly or indirectly enter into any merger, acquisition or joint venture or agreement to effect any merger, acquisition or joint venture that would reasonably be expected to make it materially more difficult, or to materially increase the time required to obtain all consents, authorizations, orders and approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement.

(d)          To the extent reasonably practicable and upon request, all material analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business unrelated to the transactions contemplated hereunder, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall, to the extent not prohibited by applicable Law, give notice to the other party with respect to any meeting, discussion, appearance, contact, or any material communication with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.4          Public Announcements.  Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Mergers and the other transactions contemplated hereby, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by the Company and Parent; provided, however, that each party hereto may make any such announcement which, based on advice of counsel, is required by applicable Law.  Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement.  This Section 6.4 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

Section 6.5          Stockholder Consent.  The Company shall use its reasonable best efforts to obtain, as promptly as reasonably practicable following the date of this Agreement (but in no event more than two (2) days following the date of this Agreement), the Company Stockholder Vote pursuant to a written consent of the Company stockholder in a form reasonably acceptable to Parent (the “Written Consent”).  The materials submitted to the Company’s stockholder in connection with the Written Consent shall include the Company Board Recommendation.  As promptly as practicable following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.  In connection with the Written Consent, the Company shall take all actions necessary to comply with the DGCL, including Section 228 thereof, the certificate of incorporation of the Company and the bylaws of the Company.

Section 6.6          Forms of Consents and Waivers.  Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to the Company and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party as promptly as reasonably practicable after receipt thereof, and copies of such notices shall be delivered to the other party as promptly as reasonably practicable after the making thereof.  Except with respect to costs that constitute Reimbursable Transaction Expenses (which Reimbursable Transaction Expenses will be handled as otherwise set forth in this Agreement), any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by the party seeking such consents, waivers, approvals or notices.  In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

Section 6.7          Director & Officer Indemnification.

(a)          During the period from and after the date hereof until the Second Merger Effective Time, Parent shall cause the Surviving Entity to ensure, and the Surviving Entity immediately following the Second Merger Effective Time shall ensure, that all rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Second Merger Effective Time, was a director, officer, employee or agent of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent provided in the respective governing documents and indemnification or similar agreements to which the Company or any of its Subsidiaries is a party or bound, shall survive the Mergers and shall continue in full force and effect for a period of six (6) years from the Second Merger Effective Time and indemnification or similar agreements and the provisions with respect to indemnification, advancement of expenses, and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification, advancement of expenses, and limitation of liability in respect of any such claim or claims shall continue until final disposition of any and all such claims.  Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of judgment in any Legal Proceeding or threatened Legal Proceeding involving or potentially involving one or more Indemnified Persons without obtaining (i) an express, complete and unconditional release for any such Indemnified Person (and their respective directors, officers, employees and Representatives) or (ii) written consent from any such Indemnified Person.

(b)          Prior to the Closing, the Company shall obtain, in consultation with Parent, and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Second Merger Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Second Merger Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”).  Parent shall bear the cost of the D&O Tail Policy as a Reimbursable Transaction Expense, provided, that Parent shall not be responsible for an amount in excess of 300% of the annual premium currently paid by the Company for its existing officers’ and directors’ liability insurance policy.  During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(c)          From and after the Second Merger Effective Time, Parent shall cause the Surviving Entity to, and the Surviving Entity shall, indemnify, defend and hold harmless, as set forth as of the date hereof in the organizational documents of the Company and its Subsidiaries and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring at or prior to the Second Merger Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event that any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter for which indemnification is available pursuant to the foregoing sentence, including the transactions contemplated by this Agreement, the Surviving Entity, from and after the Second Merger Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, within thirty (30) days after any request for advancement (including attorneys’ fees which may be incurred by any Indemnified Person in enforcing this Section 6.7), subject to receipt of an undertaking from such Indemnified Person to repay such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d)          Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Entity contained in this Section 6.7 shall be binding upon the successors and assigns of Parent and the Surviving Entity. In the event Parent or the Surviving Entity, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, honor the indemnification and other obligations set forth in this Section 6.7.

(e)          This Section 6.7 shall survive the consummation of the Mergers, is intended to benefit, and shall be enforceable by each Indemnified Person and their respective successors, heirs and representatives, and shall not be amended in any manner that is adverse to an Indemnified Person without the prior written consent of the Stockholder Representative.

Section 6.8          Proxy Statement; Parent Stockholders’ Meeting.

(a)          As promptly as reasonably practicable after the date of this Agreement, Parent shall, in consultation with the Company, prepare and file a registration statement pursuant to the requirements of the Securities Act (“Registration Statement”), including a proxy statement of Parent, on Form S-4 with the SEC (as such filing is amended or supplemented, the “Proxy Statement”) for the purposes of (i) registering the Common Stock Merger Consideration under the Securities Act, (ii) providing Parent’s stockholders with the opportunity to redeem their shares of Parent Common Stock in connection with the Mergers and (iii) soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”).  As promptly as reasonably practicable after the execution of this Agreement, Parent shall, in consultation with the Company, prepare and file any other filings required under, and in accordance with, the Exchange Act, the Securities Act, the applicable NASDAQ listing rules or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”).  Parent shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information.  As promptly as practicable after receipt thereof, Parent shall provide the Company and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing.  Parent shall permit the Company and its counsel to review the Proxy Statement and any exhibits, amendments or supplements thereto and shall consult with the Company and its advisors, in good faith, concerning any comments from the SEC with respect thereto, and shall reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and shall not file the Proxy Statement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein.  Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement.

(b)          The Proxy Statement will be sent to the stockholders of Parent as soon as practicable following its approval by the SEC (but in any event, within five (5) Business Days following such approval) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Mergers and other transactions contemplated hereby; (ii) an amendment to Parent’s certificate of incorporation and bylaws in a form reasonably satisfactory to Parent and the Company to increase the authorized number of shares of Parent Common Stock, change the name of Parent to “Intermex Wire Transfer, Inc.”, and such other changes as agreed by Parent and the Company (the “Parent Charter and Bylaws Amendment”); (iii) approval as required by the applicable NASDAQ listing rules of the issuance and sale of shares of Parent Common Stock to be issued as Common Stock Merger Consideration; (iv) approval of the Parent equity compensation plan in the form attached hereto as Annex F, which provides for 8.5% of the outstanding shares of Parent Common Stock (on a fully diluted basis and without taking into account any warrants of Parent) after giving effect to the transactions contemplated hereby to be reserved for issuance (as adjusted based upon the final determination of the assumptions set forth in Section 5.11 of the Parent Disclosure Schedules prior to the Closing) (the “Parent Equity Compensation Plan”),  (v) approval of any matters as agreed by Parent and the Company and (vi) the adjournment of the Parent Stockholders’ Meeting (the matters described in clauses (i) through (vi), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the stockholders of Parent at the Parent Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Stockholder Approval”).

(c)          The Company shall provide Parent, as promptly as reasonably practicable, with such information concerning the Company Entities as may be necessary for the information concerning the Company Entities in the Proxy Statement and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, the calling and holding of the Parent Stockholders’ Meeting and the preparation and filing of the Other Filings.  The information relating to the Company Entities furnished by or on behalf of the Company Entities for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.  Without limiting the foregoing, Parent shall use its reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by any Company Entity for inclusion in the Proxy Statement).

(d)          Subject to the fiduciary duties of its board of directors (i) Parent shall include in the Proxy Statement the unanimous recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Mergers and the other Voting Matters, and shall otherwise take all lawful action to solicit and obtain the Parent Stockholder Approval and (ii) neither Parent’s board of directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of Parent’s board of directors that the Parent Stockholders vote in favor of the Voting Matters.

Section 6.9          Form 8-K Filings.  Parent and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K to report the execution of this Agreement.  Parent and the Company shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Transaction Form 8-K”).  Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the transactions contemplated hereby (the “Press Release”).  Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

Section 6.10        Voting Agreements.  Concurrently with the execution of this Agreement, each signatory set forth on the signature pages of the Voting Agreement shall have delivered to the Company and Parent a duly executed counterpart signature page to the Voting Agreement.

Section 6.11        Exclusivity.

(a)          Exclusivity Obligations of the Company.

(i)           From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall not, and shall not authorize or permit any of its Affiliates (including the Company stockholder) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company Entity; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Company Entity; or (iii) the sale, lease, exchange or other disposition of all or substantially all of any Company Entity’s properties or assets.

(ii)          In addition to the other obligations under this Section 6.11(a), the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its representatives) advise Parent orally and in writing of any Company Acquisition Proposal, any request for information with respect to any Company Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii)         The Company agrees that the rights and remedies for noncompliance with this Section 6.11(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

(b)          Exclusivity Obligations of Parent.

(i)           From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Parent shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Parent Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Parent Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Parent Acquisition Proposal. Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Parent Acquisition Proposal. For purposes hereof, “Parent Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of Parent or its Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of Parent or any of its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of all or substantially all of Parent’s or any of its Subsidiaries’ properties or assets.

(ii)          In addition to the other obligations under this Section 6.11(b), Parent shall promptly (and in any event within three (3) Business Days after receipt thereof by Parent or its representatives) advise the Company orally and in writing of any Parent Acquisition Proposal, any request for information with respect to any Parent Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Parent Acquisition Proposal, the material terms and conditions of such request, Parent Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii)         Parent agrees that the rights and remedies for noncompliance with this Section 6.11(b) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

Section 6.12        Trust Account.

(a)          At the Closing, Parent shall take all actions necessary, and shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Parent Common Stock in connection with the Mergers in accordance with the terms set forth in the Proxy Statement; (ii) the payment of the Deferred Underwriting Fees; (iii) the payment of the Cash Merger Consideration; (iv) the payment of expenses to the third parties to which they are owed and (v) the balance of the assets in the Trust Account, after payment of the amounts required under subsections (i), (ii), (iii) and (iv), to be disbursed to Parent.

(b)          Notwithstanding anything else in this Agreement, the Company acknowledges that it has received a copy of the Prospectus and understands that Parent has established the Trust Account and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only: (i) to the Public Stockholders (as defined in the Prospectus) in the event they elect to redeem their public shares in connection with the consummation of a Business Combination (as defined in the Prospectus), (ii) to the Public Stockholders if Parent liquidates or fails to consummate a Business Combination within 24 months from the closing date of Parent’s initial public offering or (iii) to Parent after or concurrently with the consummation of a Business Combination.  The Company hereby agrees, on behalf of the Company, its Subsidiaries, and their respective officers, directors, managers, shareholders, members, partners, affiliates, agents and other representatives (collectively, “Representatives”), that the Company and its Representatives do not have (other than their rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Trust Account (each, a “Claim”) and hereby waive any Claim prior to Closing they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not prior to Closing seek recourse against the Trust Account for any reason whatsoever; provided that (x) nothing herein shall serve to limit or prohibit the Company’s and its Representatives’ right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief (including a claim for Parent to specifically perform its obligations under this Agreement and a claim for Parent to specifically perform its obligations under the Trust Agreement, including distribution of funds from the Trust Account upon the Closing in accordance with the terms of this Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that the Company or its Representatives may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.12(b) shall survive the termination of this Agreement and will not expire and may not be altered in any way prior to the Closing without the express written consent of Parent.

Section 6.13        Tax Matters.

(a)          The Stockholder Representative shall prepare, or cause to be prepared, all Tax Returns of the Company Entities for all taxable periods ending on or prior to the Closing Date which are required to be filed prior to the Closing Date.  The Stockholder Representative shall provide to Parent for its review copies of such Tax Returns in advance of the due date (giving effect to extensions) for filing such Tax Returns.

(b)          Transfer Taxes.  All Transfer Taxes incurred in connection with this Agreement shall be borne by the Surviving Entity.  Parent and the Stockholder Representative shall cooperate in filing, when required by applicable Law, all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(c)          The parties intend that, for U.S. federal income tax purposes, the Mergers, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 32, 1 and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).  The Mergers shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.  Each of Parent and the Company shall use its reasonable best efforts (i) to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, with respect to which Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (ii) not to, and to not permit or cause any of its respective Subsidiaries to, take or cause to be taken any action reasonably likely to cause the Mergers, taken together, to fail to qualify as a “reorganization” under Section 368(a) of the Code.

(d)          If any opinions relating to the Tax treatment of the Mergers are required in connection with the preparation and filing of the Proxy Statement, the Company shall use its reasonable best efforts to cause Fried, Frank, Harris, Shriver & Jacobson, LLP (“Fried Frank”) to deliver its opinion to the Company, and Parent shall use its reasonable best efforts to cause Ledgewood to deliver its opinion to Parent.  In connection with any opinions relating to the Tax treatment of the Mergers required to be delivered in connection with the preparation and filing of the Proxy Statement, upon the request of Fried Frank and/or Ledgewood, officers of each of the Company and Parent shall use their reasonable best efforts to deliver to Fried Frank and/or Ledgewood, as applicable, certificates, dated as of the necessary date, signed by such officer of the Company or Parent, as applicable, and containing such representations as shall be reasonably necessary, appropriate or customary to enable Fried Frank and/or Ledgewood to render any such opinions.

Section 6.14        Resignations; Parent D&O Tail Policy.  At or prior to Closing, Parent shall deliver to the Company written resignations, effective as of the Second Merger Effective Time, of the officers and directors of Parent set forth on Section 6.14 of the Parent Disclosure Schedules.  Prior to the Closing, Parent shall obtain and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Second Merger Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of Parent as Parent’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Second Merger Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Parent D&O Tail Policy”).  During the term of the Parent D&O Tail Policy, Parent shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the Parent D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

Section 6.15        Update of Financial Statements.  During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Company shall prepare in the ordinary course of business consistent with past practice, and deliver to Parent promptly upon completion, but in any event no later than thirty (30) days after the end of the applicable fiscal month, unaudited consolidated financial statements for the Company and its Subsidiaries for each fiscal month ending after the first full month following the date hereof, consisting of the standard monthly reporting package provided to the management of the Company, which may include a consolidated statement of financial position as of the end of such month and related consolidated statements of operations and comprehensive income for that month and for the portion of the year then ended.

Section 6.16        Closing Conditions.  From the date hereof until the Closing and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article VII hereof and to consummate the transactions contemplated hereby.  Each of the parties shall execute or deliver any additional instruments as reasonably requested by the other party necessary to consummate the transactions contemplated by this Agreement.

Section 6.17        Section 16 Matters.  Prior to the First Merger Effective Time, each of Parent and the Company shall take all such reasonable steps (to the extent permitted under applicable Law) to cause any dispositions of Intermex Common Shares or acquisitions of shares of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.18        Access to, and Information of, Parent.  From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, subject to applicable Law, Parent shall: (i) permit the Company and its advisers and other representatives to have reasonable access to Parent’s properties and facilities, books and records, Contracts and other documents and data related to Parent and its Subsidiaries; and (ii) furnish, or cause to be furnished, to the Company any financial and operating data and other information (including Tax information) with respect to Parent and its Subsidiaries as the Company shall from time to time reasonably request; provided, however, that any such access or furnishing of information shall be (x) upon no less than two (2) Business Days prior written notice from the Company to Parent and (y) conducted at the Company’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of each of Parent and its Subsidiaries. No information provided to or obtained by the Company pursuant to this Section 6.18 shall limit or otherwise affect the remedies available hereunder to the Company, or act as a waiver or otherwise affect the representations or warranties of Parent and its Subsidiaries in this Agreement.  All information provided to or obtained by the Company heretofore or hereafter, including pursuant to this Section 6.18, shall be held in confidence by the Company in accordance with and subject to the terms of the Confidentiality Agreement and nothing herein shall modify or limit the obligations of the Company set forth therein. Notwithstanding anything herein to the contrary, Parent shall not be required to take any action, provide any access or furnish any information that would be reasonably likely to (A) cause or constitute a waiver of the attorney-client or other privilege or (B) violate any Contract to which Parent is a party or bound.

Section 6.19        Conduct of Business by Parent.  From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except as otherwise provided in this Agreement, required by Law or consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) Parent shall, and shall cause its Subsidiaries to, operate its business in the ordinary course and consistent with past practice.  Without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Parent shall not, and shall cause each of its Subsidiaries not to:

(a)          amend or alter the certiﬁcate of incorporation, bylaws or other organizational documents of Parent or any of its Subsidiaries;

(b)          (i) make or declare any dividend or distribution to the stockholders of Parent or make any other distributions in respect of any of Parent’s or any of its Subsidiary’s capital stock, except for dividends by any of Parent’s wholly-owned Subsidiaries, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Parent’s or any of its Subsidiary’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other equity interests of Parent or its Subsidiaries, other than a redemption of shares of Parent Common Stock in connection with the Mergers in accordance with the terms set forth in the Proxy Statement;

(c)          incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred between Parent and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(d)          (i) issue any shares of Parent securities or securities exercisable for or convertible into capital stock, other than issuance of the Common Stock Merger Consideration, or (ii) grant any additional options, warrants or stock appreciation rights with respect to Parent securities not outstanding on the date hereof; or

(e)          enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 6.19.

Section 6.20        No Control of the Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Merger Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the First Merger Effective Time.  Prior to the First Merger Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.21        Post-Closing Directors and Officers of Parent.  Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Second Merger Effective Time:

(a)          the board of directors of Parent (the “Parent Board”) shall consist of eight directors, which shall be divided into three classes, designated Class I, Class II and Class III, with each such class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Parent Board;

(b)          the composition and initial division into classes of the Parent Board shall consist of those directors designated in a written notice delivered by the Company to Parent prior to the effectiveness of the Registration Statement (subject to Section 6.21(a));

(c)          the term of the initial Class I directors shall terminate on the date of the 2019 annual meeting of Parent’s stockholders; the term of the initial Class II directors shall terminate on the date of the 2020 annual meeting of Parent’s stockholders; and the term of the initial Class III directors shall terminate on the date of the 2021 annual meeting of Parent’s stockholders or, in each case, upon such director’s earlier death, resignation or removal;

(d)          the Chairman of the Parent Board shall be Robert Lisy, who shall serve in such capacity until such time as may otherwise be determined by the Parent Board following the Second Merger Effective Time or upon such Chairman’s earlier death, resignation or removal; and

(e)          the initial officers of Parent as of the Second Merger Effective Time shall be as set forth on Section 6.21(e) of the Parent Disclosure Schedules, subject to any such individual’s death, resignation, removal or refusal to serve, in which case such position shall be determined by the Parent Board following the Second Merger Effective Time.

Section 6.22        Notification of Certain Changes.

(a)          Notification of Certain Changes by the Company.  During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall give prompt notice to Parent of any fact, circumstance or event the existence or occurrence of which would cause the conditions in Section 7.2(a) or 7.2(g) not to be satisfied as of the Closing Date (each such disclosure, a “Company Supplement”).  If the Company delivers a Company Supplement, Parent shall be entitled to terminate this Agreement pursuant to Section 8.1(f).  If Parent does not terminate this Agreement in accordance with Section 8.1(f) within three (3) Business Days following delivery of a Company Supplement, then Parent shall, with respect to those matters contained in the Company Supplement, be deemed to have waived for all purposes of this Agreement all rights and remedies hereunder, including any right to not consummate the Mergers on the basis of the failure to satisfy the conditions set forth in Section 7.2(a) or 7.2(g)).

(b)          Notification of Certain Changes by Parent.  During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Parent shall give prompt notice to the Company of any fact, circumstance or event the existence or occurrence of which would cause the conditions in Section 7.3(a) or 7.3(i) not to be satisfied as of the Closing Date (each such disclosure, a “Parent Supplement”).  If Parent delivers a Parent Supplement, the Company shall be entitled to terminate this Agreement pursuant to Section 8.1(g).  If the Company does not terminate this Agreement in accordance with Section 8.1(g) within three (3) Business Days following delivery of a Parent Supplement, then the Company shall, with respect to those matters contained in the Parent Supplement, be deemed to have waived for all purposes of this Agreement all rights and remedies hereunder, including any right to not consummate the Mergers on the basis of the failure to satisfy the conditions set forth in Section 7.3(a) or 7.3(i)).

Section 6.23        Parent Common Stockholder Redemption Amount.  Parent shall prepare and deliver to the Company promptly following the Parent Stockholders’ Meeting, but in any event no later than two (2) Business Days after the Parent Stockholders’ Meeting, notification of the Parent Common Stockholder Redemption Amount, certified by an executive officer of Parent.

ARTICLE VII.
CONDITIONS TO CLOSING AND THE MERGERS

Section 7.1          Mutual Conditions.  The respective obligations of each party to this Agreement to consummate and effect the Mergers shall be subject to the fulfillment at or prior to the First Merger Effective Time of each of the following conditions:

(a)          No Injunction.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained.

(c)          Company Stockholder Vote.  The Agreement shall have been duly adopted by the Company Stockholder Vote within two (2) days of the execution and delivery of this Agreement and shall not have been amended, supplemented, modified, annulled or revoked.

(d)          NASDAQ Approval.  The shares of Parent Common Stock that constitute the Common Stock Merger Consideration shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(e)          HSR Filings.  The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(f)           Certain Consents.  The parties hereto shall have obtained and delivered to the other party at or prior to Closing the consents, authorizations or approvals listed on Section 7.1(f) of the Company Disclosure Schedules, in each case in substance and form reasonably satisfactory to the parties hereto, and no such consents, authorizations or approvals shall have been revoked.

(g)          Registration Statement.  The Registration Statement included in the Proxy Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

Section 7.2          Conditions to the Obligations of Parent and the Merger Subs.  The obligations of Parent and the Merger Subs to consummate the Mergers shall be subject to the fulfillment at or prior to the First Merger Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by Parent and the Merger Subs to the extent permitted by applicable Law:

(a)          Representations and Warranties.  Other than the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authority; Board Approval), Section 4.4 (Capitalization), Section 4.7(b)(i) (Material Adverse Effect), and Section 4.22 (Brokers) (together, the “Company Fundamental Representations”), the representations and warranties of the Company contained in Article IV of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have)  a Material Adverse Effect.  The Company Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b)          Agreements and Covenants.  The Company shall have performed or complied, in each case, in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer’s Certificate.  The Company shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of the Company, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)          Secretary’s Certificate.  At Closing, the Company shall have delivered to Parent copies of the following, all certified by an authorized officer of the Company to be true, correct, complete and in full force and effect as of the Closing Date:

(i)           the certificate of incorporation or formation of the Company, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable;

(ii)          the bylaws or operating agreement of the Company; and

(iii)         the resolutions of the board of directors or other governing body and of the shareholders or members of the Company authorizing and approving this Agreement, the Ancillary Agreements and all of the transactions contemplated hereby and thereby.

(e)          [Intentionally omitted.]

(f)           FIRPTA.  The Company shall have delivered to Parent a duly executed certification of non-foreign status, in form and substance consistent with Treasury Regulations Section 1.1445-2(b).

(g)          Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement.

(h)          Escrow Agreement.  The Company shall have delivered to Parent duly executed counterpart signature pages of each of the Stockholder Representative and the Escrow Agent to the Escrow Agreement.

(i)           Stockholder Agreement.  The Company shall have delivered to Parent a duly executed counterpart signature page of the Company’s stockholder to the Stockholder Agreement.

(j)           Indebtedness.  The amount of Indebtedness of the Company Entities immediately prior to the Closing shall not exceed the amount set forth on Section 7.2(j) of the Company Disclosure Schedules.

(k)          Reimbursable Transaction Expenses.  The aggregate amount of Reimbursable Transaction Expenses shall not exceed the amount set forth on Section 7.2(k) of the Company Disclosure Schedules.

Section 7.3          Conditions to the Obligations of the Company Entities.  The obligations of the Company to consummate the Mergers shall be subject to the fulfillment at or prior to the First Merger Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by the Company to the extent permitted by applicable Law:

(a)          Representations and Warranties.  Other than the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.5(Brokers), Section 5.7(Capitalization) and Section 5.11 (Pro Forma Capitalization of the Parent) (together, the “Parent Fundamental Representations”), the representations and warranties of Parent and each Merger Sub contained in Article V of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Parent Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Parent Material Adverse Effect.  The Parent Fundamental Representations shall be true and correct in all respects (except Section 5.7 (Capitalization) and Section 5.11 (Pro Forma Capitalization of the Parent) which may have de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b)          Agreements and Covenants.  Parent and each Merger Sub shall have performed or complied, in each case, in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          Officer’s Certificate.  Parent and the Merger Subs shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of each of Parent and each Merger Sub, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)          Secretary’s Certificate.  At Closing, each of Parent and the Merger Subs shall have delivered to the Company copies of the following, all certified by an authorized officer of Parent, Merger Sub 1 or Merger Sub 2, as applicable, to be true, correct, complete and in full force and effect as of the Closing Date:

(i)          the certificate of incorporation or certificate of formation, as applicable, of each of Parent, Merger Sub 1 and Merger Sub 2, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation or formation, as applicable;

(ii)         the bylaws of each of Parent and Merger Sub 1, and the limited liability company agreement of Merger Sub 2; and

(iii)          resolutions of the board of directors or other governing body of Parent and each Merger Sub and of the stockholder of Merger Sub 1 and member of Merger Sub 2 authorizing and approving this Agreement, the Ancillary Agreements and all of the transactions contemplated hereby and thereby.

(e)          SEC Compliance.  Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(f)           Registration Rights Agreement.  Parent shall have delivered to the Company a duly executed counterpart signature page of Parent to the Registration Rights Agreement.

(g)          Escrow Agreement.  Parent shall have delivered to the Company duly executed counterpart signature pages of Parent and the Escrow Agent to the Escrow Agreement.

(h)          Stockholder Agreement.  Parent, on behalf of each signatory set forth on the signature pages of the Stockholder Agreement, shall have delivered to the Company a duly executed counterpart signature page of each such signatory to the Stockholder Agreement.

(i)           Parent Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(j)           Minimum Funds in Trust Account.  The amount of the funds in the Trust Account available to Parent (assuming prior payment in full of the Parent Common Stockholder Redemption Amount) shall be equal to or greater than $125,000,000.

(k)          Trust Account.  (i) Parent shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to Parent, all of the funds contained in the Trust Account shall have been actually disbursed to Parent, and all such funds disbursed from the Trust Account to Parent shall be available to Parent in respect of all of the obligations of Parent set forth in this Agreement and the payment of Parent’s fees and expenses incurred in connection with this Agreement and the transactions contemplated hereunder and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations hereunder.

(l)           Parent Transaction Expenses.  The aggregate amount of Parent Transaction Expenses shall not exceed the amount set forth on Section 7.3(l) of the Parent Disclosure Schedules.

(m)         Specified Sponsor Agreement.  The Specified Sponsor Agreement shall be in full force and effect.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.1          Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company:

(i)           if the Closing has not occurred on or before September 19, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, however, that if, on the Outside Date, the condition set forth in Section 7.1(f) shall not have been satisfied and all other conditions to Closing in Article VII shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Closing Date), then either the Company or Parent, through written notice to the other, shall have the right to extend the Outside Date to a date that is not later than December 19, 2018; or

(ii)          if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby; or

(iii)         if, the Parent Stockholder Approval is not obtained, or the holders of 90% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting shall have made a Parent Common Stockholder Redemption Election; or

(c)          by Parent, if neither it nor any Merger Sub is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of the Company contained herein become untrue or inaccurate such that Section 7.2(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(c)); or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(c)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to the Company, if curable; or

(d)          by the Company, if the Company is not in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of Parent and the Merger Subs contained herein become untrue or inaccurate such that Section 7.3(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(d)); or (ii) there has been a breach on the part of Parent or any of the Merger Subs of any of their covenants or agreements contained in this Agreement such that Section 7.3(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(d)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Parent, if curable; or

(e)          by the Company, if Parent has received Parent Common Stockholder Redemption Elections representing a Parent Common Stockholder Redemption Amount equal to or greater than $50,000,000 as of the Parent Stockholders’ Meeting, provided that during the 5 Business Day period immediately following the Parent Stockholders’ Meeting, the Company may take any and all actions to reduce the Parent Common Stockholder Redemption Amount to an amount less than $50,000,000 so that if (and only if) Parent Common Stockholder Redemption Amount is less than $50,000,000 on the date that is 5 Business Days following the Parent Stockholders’ Meeting, then the Company’s right to terminate this Agreement pursuant to this Section 8.1(e) shall be deemed waived and of no further effect; or

(f)           by Parent not later than the 3rd Business Day following delivery of a Company Supplement pursuant to Section 6.22(a); or

(g)          by the Company not later than the 3rd Business Day following delivery of a Parent Supplement pursuant to Section 6.22(b).

Section 8.2          Manner of Exercise.  In the event of termination by Parent or the Company, or both, in accordance with Section 8.1, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

Section 8.3          Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations and liabilities of the parties under this Agreement will terminate and become void and of no force and effect, except that (i) the obligations in Section 6.12(b), Article VIII and Article IX will survive termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any Willful Breach of this Agreement.  For purposes of this Section 8.3, “Willful Breach” means a breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to take such act would be, or would reasonably be expected to be, inconsistent with or contrary to the terms of this Agreement.

Section 8.4          Waiver.  At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX.
MISCELLANEOUS

Section 9.1          Survival.  The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing.  Except in the case of fraud, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing.  Notwithstanding anything to the contrary in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.

Section 9.2          Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile or email upon electronic confirmation of receipt (excluding automatic acknowledgements of receipt), or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to Parent or Merger Subs, to:
c/o FinTech Acquisition Corp.  II
2929 Arch Street, Suite 1703
Philadelphia, PA  19104-2870
Attention: James J. McEntee, III
Phone: (215) 701-9555
Email:  jmce@stbwell.com

If to Parent Representative, to:

James J. McEntee, III
c/o FinTech Acquisition Corp.  II
2929 Arch Street, Suite 1703
Philadelphia, PA  19104-2870
Attention: James J. McEntee, III
Phone: (215) 701-9555
Email:  jmce@stbwell.com

in each case, with a copy (which shall not constitute notice) to:

Ledgewood PC
Two Commerce Square, Suite 3400
2001 Market Street
Philadelphia, PA 19103
Attention: Derick S.  Kauffman
Phone: (215) 731-9450
Email: dkauffman@ledgewood.com

If to the Company, to:

Intermex Holdings II, Inc.
9480 S.  Dixie Hwy
Miami, FL  33156
Attention: Robert Lisy
Phone: (305) 671-8000
Email: rlisy@intermexusa.com

If to the Stockholder Representative, to:

SPC Intermex Representative LLC
c/o Stella Point Capital, LLC
444 Madison Avenue, Suite 302
New York, NY 10022
Attention: Robert Jahn
Phone: (212) 235-0200
Email: jahn@stellapoint.com

in each case, with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY  10004
Attention: Steven Epstein
Phone: (212) 859-8000
Email:  steven.epstein@friedfrank.com

Section 9.3          Annexes, Exhibits and Schedules.  All annexes, exhibits and schedules attached hereto, the Parent Disclosure Schedules, and the Company Disclosure Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 9.4          Computation of Time.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 9.5          Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein; provided, that Parent shall pay at the Closing (and Parent shall be solely responsible for) all Reimbursable Transaction Expenses.  All necessary Tax Returns and other documentation with respect to all Transfer Taxes, fees and charges shall be filed by the party required by Law to file them.

Section 9.6          Governing Law.  This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.  The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement.  The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive.  Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 9.7          Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Indemnified Persons who are not otherwise party to this Agreement shall be third party beneficiaries of this Agreement.  Notwithstanding the foregoing, Parent and/or the Merger Subs may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Parent or the Merger Subs or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Parent or the Merger Subs or their subsidiaries and affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Parent or the Merger Subs in any form of transaction, which assignment shall not relieve Parent or any Merger Sub of its obligations hereunder.

Section 9.8           Counterparts.  This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 9.9          Titles and Headings.  The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 9.10        Entire Agreement.  Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the exhibits, annexes, schedules, the Parent Disclosure Schedules and the Company Disclosure Schedules (other than an exception expressly set forth as such in the Parent Disclosure Schedules or the Company Disclosure Schedules, as applicable), the statements in the body of this Agreement shall control.

Section 9.11        Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 9.12        Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.6, in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity; for the avoidance of doubt, the parties may argue that no breach has occurred.  Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.13        Waiver of Jury Trial.  To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement and the Ancillary Agreements or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise.  Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 9.14        Failure or Indulgence not Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.15        Amendments.  This Agreement may be amended, at any time prior to the First Merger Effective Time, by an instrument in writing signed on behalf of Parent, the Merger Subs and the Company; provided, however, that after the Parent Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of Parent, without the receipt of such further approvals.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

PARENT:

FINTECH ACQUISITION CORP. II

/s/ James J. McEntee, III
By: James J. McEntee, III
Title: President

MERGER SUB 1:

FINTECH II MERGER SUB INC.

/s/ James J. McEntee, III
By: James J. McEntee, III
Title: President

MERGER SUB 2:

FINTECH II MERGER SUB 2 LLC

/s/ James J. McEntee, III
By: James J. McEntee, III
Title: President

INTERMEX OR COMPANY:

INTERMEX HOLDINGS II, INC.

/s/ Robert Lisy
By: Robert Lisy
Title: President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

SPC INTERMEX REPRESENTATIVE LLC

/s/ Adam Godfrey
By: Adam Godfrey
Title: Authorized Signatory

/s/ Justin Wender
By: Justin Wender
Title: Authorized Signatory